Private and Confidential

Dated: February 13, 2014

_____________________________

THE SELLER

and

THE PURCHASER

and

THE GUARANTORS

 _____________________________________________

Share Purchase Agreement

relating to

OBAR Camden Holdings Limited

 _____________________________________________

AGREEMENT

THIS AGREEMENT dated February 13, 2014 is made

BETWEEN

(1)	The person whose name and address is shown in column (1) of Part 1 of Schedule 1 (The Seller) (the "Seller");

(2)	KOKO (CAMDEN) LIMITED, a private limited company registered in England and Wales under company no. 08763877 and whose registered office is at 55 Colmore Row, Birmingham, B3 2AS (the "Purchaser"); and

(3)	The persons whose names and addresses are shown in column (1) of Part 2 of Schedule 1 (The Guarantors).

BACKGROUND

(A)	The Seller is the registered holders and the beneficial owner of the number of shares in the Company set opposite his name in column (2) of Schedule 1 (the "Sale Shares"), which are fully paid or credited as fully paid.

(B)	The Company is the beneficial owner of the entire issued share capital of the Subsidiary, particulars of which are set out in Part 2 of Schedule 2 (Corporate Particulars).

(C)	The Seller wishes to sell and the Purchaser is willing to purchase all of the Sale Shares (being all the shares in the Company currently registered in the name of the Seller) on the terms and conditions of this Agreement.

(D)	The Guarantors have agreed to guarantee to the Seller the performance of this Agreement (including in particular, but without limitation, the payment of all sums due to the Seller from the Purchaser in accordance with this Agreement) by the Purchaser subject to the terms and conditions set out below and have agreed to provide security to the Seller in respect of such obligations.

1.	SALE OF THE SHARES

1.1	Sale and Purchase

The Seller shall sell with full title guarantee the Sale Shares set out opposite his name in Schedule 1 (The Seller and Shareholding) and the Purchaser shall purchase the Sale Shares on the terms of this Agreement free from all Encumbrances and together with all rights attaching to them.

1.2	Right to Sell

The Seller agrees with the Purchaser that he has the right to sell and transfer the full legal and beneficial interest in the Sale Shares set out opposite his name in Schedule 1 (The Seller and Shareholding) to the Purchaser on the terms set out in this Agreement and acknowledges that the Purchaser is purchasing the Shares in reliance on the warranties and undertakings given by the Seller in this Agreement.

1.3	Waiver of Pre-emption Rights

The Seller waives all rights of pre-emption conferred upon him by the articles of association of the Company or in any other way in respect of the sale and transfer of the Sale Shares to the Purchaser and the transfer of any shares by any of Oliver Bengough, Hugh Doherty and/or Laurence Seymour to the Purchaser whether such transfers are effected before, after or simultaneous with the transfer of the Sale Shares pursuant to this Agreement.

1.4	Conditionality of the Agreement

The sale of the Sale Shares pursuant to this Agreement is conditional upon the delivery to the Seller (or such person as he shall nominate):

(a)	by Oliver Bengough of a share pledge in a form agreed between the Seller, Hugh Doherty, Laurence Seymour and Oliver Bengough in favour of the Seller, Hugh Doherty and Laurence Seymour duly executed by Oliver Bengough pursuant to which Oliver Bengough grants to the Seller, Hugh Doherty and Laurence Seymour a charge over his interests in shares in Mint Leisure Limited by way of security in respect of his obligations under this Agreement to the Seller and to Hugh Doherty and Laurence Seymour under the Alex SPA; and

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(b)	by TRINAD Capital Master Fund Ltd, the Negative Pledge and Charge Agreement duly executed by TRINAD Capital Master Fund Ltd in respect of the granting of security in favour of the Seller, Hugh Doherty and Laurence Seymour in respect of the respective obligations of TRINAD Capital Master Fund Ltd. under this Agreement and under the Minority Interests Share Sale Agreement;

(c)	by the Subsidiary of a deed of debenture by way of fixed charge over the Property executed by the Subsidiary in a form agreed between the Seller, Hugh Doherty and Laurence Seymour pursuant to which the Subsidiary grants security in respect of its obligations to the Seller under this Agreement and to Hugh Doherty and Laurence Seymour under the Minority Interests Share Sale Agreement;

(d)	a deed of reimbursement (the “Deed of Reimbursement”) in the agreed form to be entered into between the Purchaser, Alex Rutherford, Hugh Doherty, Laurence Seymour, Oliver Bengough and Mint Group Holdings Limited in relation to the reimbursement of certain fees incurred by the parties thereto (other than the Purchaser) in relation to entering into this transaction.

2.	CONSIDERATION

2.1	Consideration[1]

The consideration for the sale of the Sale Shares (subject to adjustment in accordance with Clause 2.2) (the “Consideration”) shall be the sum of £2,442,500 payable to the Seller:

(a)	as to £1,104,250as at Completion in accordance with Schedule 5; and

(b)	as to £1,338,250 (the “Deferred Consideration”) to be paid on the Deferred Consideration Payment Date by way of electronic transfer in cleared funds to such account as the Seller shall notify to the Purchaser in writing and, in the absence of any such notification, to the Seller’s Solicitors Client Account; and

in each case in accordance with the remaining provisions of this Agreement.

2.2	Adjustment of Consideration

The Consideration shall be adjusted as required in accordance with Schedule 4 (Adjustment to the Consideration).

3.	COMPLETION

3.1	Time for Completion

Completion shall take place immediately after the signing and exchanging of this Agreement at the offices of Winston & Strawn London, City Point, One Ropemaker Street, London EC2Y 9HU (or any other location agreed upon by the Seller and the Buyer).

3.2	Seller's Completion Obligations

The Purchaser shall not be obliged to complete this Agreement unless the Seller complies with the requirements of Part 1 of Schedule 5 (Completion Obligations) in relation to Completion.

3.3	Purchaser's Completion Obligations

Upon completion of all the matters referred to in Part 1 of Schedule 5 (Completion Obligations) in relation to the Completion, the Purchaser shall comply with the requirements of Part 2 of Schedule 5 (Completion Obligations) and the Seller shall not be obliged to complete this Agreement unless the Purchaser complies with the requirements set out in Part 2 of Schedule 5.

3.4	Conditionality of Completion

Neither the Seller nor the Purchaser shall be obliged to effect Completion pursuant to this Agreement unless each of the following has occurred:

1 These numbers may need to be conformed to the final allocation of funds for the first tranche

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(a)	each of Hugh Doherty and Laurence Seymour and the Purchaser have entered into the Minority Interests Share Sale Agreement (the “Minority Interest Shares”);

(b)	the Companies have entered into a settlement and release agreement with Albion Ventures LLP in the agreed form pursuant to which Albion Ventures LLP and any of the funds advised by them who are parties to an exclusivity agreement dated 30 July 2013 agree to irrevocably waive all any claims they have for breach of such exclusivity agreement in return for a compensatory payment of £30,000 (“ the Break Fee”); and

the Purchaser has paid to Albion Ventures LLP the Break Fee and to the Seller’s Solicitors Client Account the balance of the sums due (other than the Break Fee) under the Deed of Reimbursement.

3.5	Consequences of Default

If any of the provisions of Part 1 of Schedule 5 (Completion Obligations) is not complied with in relation to Completion:

(a)	If such default is due to a failure of the Seller, the Purchaser shall not be obliged to complete this Agreement and may (in addition and without prejudice to all other rights or remedies available to it):

(i)	defer the relevant Completion to a date not more than 28 days thereafter (and so that the provisions of this Clause 3.5 shall apply to Completion as so deferred);

(ii)	proceed to the relevant Completion so far as practicable and without prejudice to its rights under this Agreement;

(iii)	waive all or any of the requirements contained in Part 1 of Schedule 5 (Completion Obligations) at its discretion.

(b)	If such default is due to a failure of the Purchaser, the Seller shall not be obliged to complete this Agreement and may (in addition and without prejudice to all other rights and remedies available to him):

(i)	defer the relevant Completion to a date not more than 28 days thereafter (and so that the provisions of this Clause 3.5 shall apply to Completion as so deferred);

(ii)	proceed to the relevant Completion so far as practicable and without prejudice to his rights under this Agreement;

(iii)	waive all or any of the requirements contained in Part 2 of Schedule 5 (Completion Obligations) at his discretion.

3.6	Consequences of Failure to pay Deferred Consideration

In addition to and without prejudice to any other rights and entitlements which the Seller may have pursuant to this Agreement or pursuant to the obligations of the Guarantors as set out in this Agreement or to any rights he may have under any other document to be entered into by the Seller in connection with this Agreement, in the event that any of the Deferred Consideration remains due and outstanding for a period of 30 days or more following the Deferred Consideration Payment Date, the Purchaser and Seller shall (if the Guarantors have not paid the Deferred Consideration following a demand on their guarantee in accordance with clause 6) exercise the rights and undertake the sale process described below in this clause 3.6. The terms of this sale process are as follows:

(a)	the Seller shall have the right to appoint any three persons as he may, at his absolute discretion, nominate, as directors of the Company and/or the Subsidiary and such persons shall remain in office until such time as the Seller has received all sums due in respect of the Deferred Consideration (including all interest payable in respect thereof) (the “Appointment Period”) and the Seller shall be entitled by notice in writing served on the Company and/or the Subsidiary (as the case may be) at its registered office to remove any such persons so appointed and to replace them with any other person as the Seller shall at his absolute discretion nominate;

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(b)	during the Appointment Period, the number of directors who shall be maintained in office as directors of the Company and/or the Subsidiary by the Purchaser and Oliver Bengough (and in the case of the Subsidiary, by the Company) shall not exceed 2 in number and both the Purchaser and Oliver Bengough shall exercise all rights and powers as directors and/or as shareholder or in any other capacity (whether directly or their nominees or appointees) to the board of the Company and/or the Subsidiary to:

(i)	remove any director (other than directors appointed pursuant to (a) above) so that the number of directors in office (excluding those persons appointed pursuant to (a) above) shall be no more than 2 in total;

(ii)	shall not exercise any voting rights so as to either remove any directors appointed pursuant to (a) above or to appoint any other person as a director of either the Company or the Subsidiary;

(iii)	shall vest in the Seller and his appointees the power and authority to organise the sale of the Property in accordance with the provisions of (c) below;

(c)	there shall be delegated to the Seller and his appointees as directors the power and authority to take whatever actions in good faith are required in connection with a sale of the Property by the Subsidiary to be effected as soon as possible following the commencement of the Appointment Period and the application of sale proceeds from such sale towards discharge of the sums due in respect of the Deferred Consideration and in particular the Seller and his appointees shall procure that the bars and restaurants team at the Leisure Team at Davis Coffer Lyons of 52 Portland Place, London W1B 1NH (or such other reputable agents specialising in the disposal of leisure property as may be agreed between the Seller and the Purchaser) (the “Appointed Agents”) shall be appointed to advise on and market the sale of the Property to obtain fair market value for the Property within a period of 3 months from the commencement of the appointment of the Appointed Agents (the “Sale Period”) and in connection with such sale the Seller and his appointees shall:

(i)	be authorised in good faith to accept bids on behalf of the Subsidiary in respect of the sale of the Property and execute the same on behalf of the Property provided that the acceptance of such bid has been recommended by the Appointed Agents as being a reasonable price for the Property given the nature of the Property and the state of the market at that time;

(ii)	incur such costs and expenses on behalf of the Company and/or the Subsidiary as may be reasonably required to be incurred in connection with such sale process;

(iii)	procure that the proceeds of sale are applied first by way of a payment from the Subsidiary (or as the case may be, the Company) in payment of the Deferred Consideration on behalf of, and by way of a deemed loan from the Subsidiary or the Company to the Purchaser and the balance to be held in the Subsidiary pending the resignation of the Seller and his appointees as directors of the Subsidiary and/or Company (such resignations to be effected by the Seller upon receipt of the Deferred Consideration subject to the Seller having procured that his appointees as directors waive in writing (and in a form satisfactory to the Purchaser (acting reasonably) all and any claims they may have against the Company, Subsidiary in connection with such resignation or their office as a director of the Company and/or the Subsidiary.

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4.	WARRANTIES AND SPECIFIC INDEMNITIES

4.1	Warranties

The Seller warrants to the Purchaser that:

(a)	each of the Warranties in Part 1 of Schedule 3 is true and accurate as at the date of this Agreement; and

(b)	each of the Warranties in Part 2 of Schedule 3 is true and accurate as at the date of this Agreement.

4.2	Reliance

The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each Warranty.

4.3	Disclosure

The Warranties are given subject to matters fairly disclosed in this Agreement or in the Disclosure Letter with sufficient detail to identify the nature and scope of the matters disclosed but a matter shall be regarded as disclosed by the Disclosure Letter only to the extent that accurate information, which is not misleading, about that matter is contained in the Disclosure Letter in sufficient detail for the Purchaser reasonably to identify the nature and scope of that matter.

4.4	Knowledge not to prevent claim

Except in relation to matters fairly disclosed in the Disclosure Letter in accordance with Clause 4.3, none of the Warranties shall be qualified by any imputed or constructive knowledge on the part of Purchaser, its agents or advisers and no such knowledge shall prejudice or be used as a defence to any Warranty Claim or otherwise operate to reduce the amount recoverable. The Purchaser warrants that as at the date hereof it is not intending to make a Warranty Claim against the Seller for breach of Warranty in respect of any matter, event or circumstances it has actual knowledge of as at the date of this Agreement and knows constitutes a breach of a Warranty.

4.5	Construction of Warranties

Each of the Warranties set out in the several paragraphs of Schedule 3 (Warranties) is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited by reference to any other paragraphs of Schedule 3 (Warranties).

4.6	Waiver of Rights

The Seller agrees with the Purchaser (for itself and for the Companies and their directors, officers, employees and consultants as Third Parties) that, save in the case of fraud, he shall waive any rights or claims which the Seller may have in respect of any misrepresentation, inaccuracy or omission in, or from, any information or advice supplied or given by the Companies or their directors, officers, employees or consultants on which the Seller may have relied in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

4.7	Non-discharge of Warranties

None of the Warranties or the Tax Covenant shall be deemed in any way modified or discharged by reason of Completion nor shall the Purchaser be deemed to have knowledge (as opposed to having actual knowledge) arising from any investigation or inquiry made on behalf of the Purchaser and accordingly neither Completion nor deemed, constructive or imputed knowledge which would otherwise be imputed on the Purchaser shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable under this Agreement.

4.8	Reduction in Consideration

Any payment made by the Seller for any breach of the Warranties or under the Tax Covenant shall be deemed to be a reduction in the Consideration.

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4.9	Notifications by Purchaser

If the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Warranty Claim, the Purchaser shall give notice to the Seller in writing specifying that matter or circumstance in reasonable detail (given the level of detail available to the Purchaser at the time) as soon as reasonably practicable after it becomes aware of that matter or circumstance. Any failure by the Purchaser to give notice as contemplated by this clause shall not prevent the Purchaser from making any Warranty Claim arising from that circumstance but the Seller shall not be liable for any losses or liabilities incurred to the extent that they are foreseeably increased as a result of such failure.

4.10	Specific Indemnities

The Seller agrees and undertakes to the Purchaser that, subject to the provisions of clause 4.11 below he shall indemnify the Purchaser in respect of 47.475% of any Losses arising in the Company or the Subsidiary:

(a)	by reason of the Company and/or the Subsidiary not having registered with the Data Protection Registrar prior to the date of this Agreement; and

(b)	in relation to any claim from any third party (not being a Seller, Oliver Bengough or Alex Rutherford or any person who is a connected person in relation to the Seller, Oliver Bengough or Alex Rutherford) which has been received by the Company and/or the Subsidiary and which has been notified to the insurers of the Company or the Subsidiary on or before the date of this Agreement and which such insurers refuse or otherwise fail to pay by reason of such insurance not covering the relevant claim, being void or voidable or otherwise (save to the extent that such Losses relate to any excess payable by the Company or the Subsidiary under the terms of the relevant insurance).

4.11	Seller's Protections

Schedule 6 (Limitations) shall apply so as to limit the liability of the Sellers in respect of the Warranties, the Tax Covenant and the indemnities provided pursuant to clause 4.10 save that:

(a)	Schedule 6 shall not apply to the extent that any claim arises out of fraud, dishonesty, wilful misstatement or wilful concealment on the part of the Seller;

(b)	The provisions of paragraphs 1, 2, 3 (mutatis mutandis), 7 (c), 8 (mutatis mutandis) and 10 (mutatis mutandis) only of Schedule 6 shall apply to any claim and any liability arising pursuant to clause 4.10(a) or 4.10(b).

4.12	Seller’s Covenants

The Seller covenants that:

(a)	he has the requisite capacity and authority to enter into and perform this Agreement and any other documents that are to be executed by him pursuant to this Agreement (the "Sellers’ Completion Documents");

(b)	this Agreement and the Sellers’ Completion Documents will, when executed by him, constitute binding obligations on him enforceable in accordance with their respective terms;

(c)	no consent, approval, authorisation or order of any court of government or local agency or body or any other person is required by him for the execution or implementation of this Agreement and the Sellers’ Completion Documents and compliance with the terms of this Agreement and the Sellers’ Completion Documents does not:

(i)	conflict with, result in the breach of or constitute a default under any agreement, instrument or obligation by which he may be bound or any provision of the articles of association of the Company or Subsidiary; or

(ii)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on, over or affecting any of the assets of the Company or the Subsidiary;

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(d)	his shares in the Company, details of which are set out in column (2) of paragraph (9) of part 1 of Schedule 2 constitute the whole of the allotted and issued share capital of the Company (when taken with the shares in the Company currently registered in the names of Oliver Bengough and Alex Rutherford on the date of this Agreement) and are fully paid up or credited as fully paid up as to their nominal value;

(e)	he is the legal and beneficial owner of the Sale Shares shown against his name in column 2 of Schedule 1 and is entitled to transfer the Sale Shares to the Purchaser free from any Encumbrances;

(f)	there is no Encumbrance on, over or affecting any of the Sale Shares and no person has claimed to be entitled to any such Encumbrance;

(g)	apart from this Agreement, the Alex SPA and the share purchase agreement between Oliver Bengough and the Purchaser, there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any share or loan capital of the Company or the Subsidiary;

(h)	neither he nor any person connected with him has any claim of any kind (actual or contingent) against the Companies (or any one of them) on any account as at the date of this Agreement;

(i)	he irrevocably and unconditionally waives and undertakes to procure that each person being a connected person shall waive with effect from Completion any claim (actual or contingent) which any of them may have against the Companies (or any one of them);

(j)	there is no indebtedness outstanding at Completion from him to either of the Companies;

(k)	all indebtedness outstanding at Completion from either of the Companies to him has either been repaid or irrevocably waived in full (including interest);

(l)	no bankruptcy order has been made in respect of him, nor has any petition for any such order been presented;

(m)	no application has been made in respect of him for an interim order under section 253 Insolvency Act 1986;

(n)	he is not currently in a position whereby he is unable to pay or has no reasonable prospect of being able to pay any debt as those expressions are defined in section 268 Insolvency Act 1986;

(o)	no person has been appointed by the court to prepare a report in respect of him under section 273 Insolvency Act 1986;

(p)	no interim receiver has been appointed of the property of him under section 286 Insolvency Act 1986; and

(q)	the Seller is not insolvent or bankrupt within the meaning of any applicable law;

and the transfer of the Sale Shares to the Purchaser shall be deemed to include expressly and be made subject to all the above provisions of this clause 4.12.

5.	INTEREST ON LATE PAYMENT

5.1	Applicable interest rate

If either party is late in paying any sum due to the other under this Agreement, the party under the obligation to make the payment (the “Payer”) shall pay interest to the party owed the payment (the “Payee”) on the sum which is not paid on the due date. Interest shall accrue at the rate of 4% above the base rate of Barclays Bank PLC from time to time and shall accrue on a daily basis and be paid on demand semi-annualy in arrears; provided if not so paid, shall be compounded and, provided further, in the case of the Deferred Consideration (and any interest payable thereon) only, any unpaid Deferred Consideration (and interest thereon) shall bear interest at the rate of 4% over the base rate of Barclays Bank PLC from 31 March 2014 to 30th June 2014 and at the rate of 8% over the base rate of Barclays Bank PLC thereafter. The applicable rate shall apply both before and after any judgement has been obtained.

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5.2	Interest not subject to deduction

Interest shall be paid without any deduction or withholding, except as required by law. If interest payable under this Clause is subject to deduction or withholding, the Payer shall increase the amount paid so that the net amount received by the Payee is the amount which he would have received had no deduction or withholding been made.

6.	GUARANTEE

6.1	Guarantee by the Guarantors

In consideration of the Seller agreeing to enter into this Agreement with the Purchaser, each of the Guarantors irrevocably and unconditionally jointly and severally as primary obligor (and not just as surety) undertakes and guarantees to the Seller the performance by the Purchaser of all its obligations under this Agreement including the due and punctual payment of all sums now or subsequently payable by the Purchaser to the Seller under this Agreement. For the avoidance of doubt, all of the Guarantors obligations to the Seller under this Agreement or otherwise are to be read subject to clause 6.5.

6.2	Default by the Purchaser

If the Purchaser defaults in the performance of any obligations under this Agreement, the Guarantor shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Sellers as they would have received if the Purchaser had duly performed that obligation (including, without limitation, the payment of interest with effect from the Deferred Consideration Payment Date until the discharge of all sums due to the Seller in respect of the Deferred Consideration and all interest due in respect thereof).

6.3	Continuing Obligations

The obligations and liabilities of each Guarantor in this Clause:

6.3.1	are continuing obligations and liabilities which shall remain in force until all the obligations of the Purchaser under this Agreement have been performed.

6.3.2	shall not be affected by anything which, but for this Clause, might operate to release or otherwise exonerate him from or affect its obligations, including:

(i)	any time, indulgence, waiver or consent given at any time to the Purchaser or another person or any amendment to or variation of the terms of any of this Agreement or another document referred to in this Agreement, save to the extent that such time, indulgence, waiver, consent, amendment or variation has been agreed in writing between the Purchaser and the Sellers and such agreement specifically refers to such time, indulgence, waiver, consent, amendment or variation being made in respect of this Agreement or the relevant document referred to in this Agreement in which event the obligations of the Guarantor will be deemed to have agreed to be bound by, and shall have the benefit of the terms of such agreement for time, indulgence, waiver, consent, amendment or variation to the same extent as such benefits have been granted to the Purchaser;

(ii)	any abstention from perfecting or enforcing any rights or remedies against the Purchaser or another;

(iii)	a legal limitation, disability, incapacity or other circumstances relating to the Purchaser or another person;

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(iv)	an irregularity, unenforceability or invalidity of the obligations of a party to any of this Agreement;

(v)	the dissolution, amalgamation or reconstruction of the Purchaser;

(vi)	the insolvency of, or any other similar proceedings or arrangement in relation to the Purchaser

Provided always and it is agreed by each of the Sellers, the Purchaser and the Guarantor that in the event that the Sellers or any them releases in writing the Purchaser from any obligation or liability arising under this agreement then such release shall apply equally to the Guarantor to the effect that following such release, the Guarantor shall not be under any greater obligation to the Sellers than the Purchaser would be following such release.

6.4	No Requirement to exhaust remedies against the Purchaser

The obligations and liabilities contained in this Clause may be enforced without the Seller having first taken any action against the Purchaser.

6.5	Demands under this Guarantee

The Seller may make one or more demands under the guarantees given in this clause 6 provided always, and the Seller hereby agrees that, in the case of a default in respect of the payment of any monetary obligation of the Purchaser under this Agreement, such demand shall not be made until the date being 10 days after such obligation became due and owing and the Purchaser has remained in default, and in the case of a non-monetary obligation, until the date being 30 days after such obligation arose.

7.	TAX

The provisions of Schedule 7 (Tax Covenant) shall have effect in relation to tax liabilities of each of the Companies.

8.	PROTECTIVE COVENANTS

The provisions of Schedule 8 (Protective Covenants) shall have effect following Completion to protect the Purchaser.

9.	DEFINITIONS, INTERPRETATION AND TERMS AND CONDITIONS

The definitions and rules of interpretation set out in Schedule 12 (Definitions) and the terms and conditions set out in Schedule 11 (Terms and Conditions) shall apply to this Agreement.

10.	POWER OF ATTORNEY

10.1	The Seller declares that until such time as the stock transfer delivered pursuant to the Purchaser pursuant to Schedule 5 has been duly stamped for stamp duty purposes, he shall, in respect of any of the Sale Shares after Completion he shall:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Purchaser and any successors in title to the Purchaser; and

(b)	at the Purchaser’s cost, deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 3.7(a) as the Purchaser or any such successor may direct Provided that the Purchaser shall not create or require the Seller to accept any further obligations or give any warranties or representations or create any further liabilities in addition to those arising under this agreement for or on the part of or on behalf of the Seller in relation to such dealing or disposal.

(c)	The Seller appoints the Purchaser as his lawful attorney for the purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Sale Shares and for that purpose the Seller authorises:

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I.	the Company to send any written resolutions, notices or other communications in respect of his holding of Sale Shares to the Purchaser; and

II.	the Purchaser to complete in such manner as it thinks fit and to return written resolutions, proxy forms, consents to short notice and any other document required to be signed by him in his capacity as a member, and this power of attorney (which is given by way of security to secure the performance of obligations owed by the Seller to the Purchaser under this Agreement) shall be irrevocable.

10.2	The Purchaser agrees and undertakes to the Seller that it will, as soon as reasonably practicable following Completion and, in any event, within 30 days, submit to HMRC and pay all stamp duty due and payable in respect of the transfer of the Sale Shares pursuant to the stock transfers delivered by the Seller to the Purchaser pursuant to Schedule 5.

11.	Purchaser’s Warranties and Covenants

11.1	The Purchaser hereby warrants to the Seller as follows:

11.1.1	The Purchaser has the requisite capacity and authority to enter into and perform this Agreement and any other documents that are to be executed by the Purchaser pursuant to this Agreement (the "Purchaser’s Documents").

11.1.2	This Agreement and the Purchaser’s Documents will, when executed by the Purchaser, constitute binding obligations of the Purchaser enforceable in accordance with their respective terms.

11.1.3	No consent, approval, authorisation or order of any court of government or local agency or body or any other person is required by the Purchaser for the execution or implementation of this Agreement and the Purchaser’s Documents and compliance with the terms of this Agreement and the Purchaser’s Documents do not:

(a)	conflict with, result in the breach of or constitute a default under any agreement, instrument or obligation by which the Purchaser may be bound or any provision of the articles of association of the Purchaser; or

(b)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on, over or affecting any of the assets of the Purchaser.

11.2          The Purchaser hereby covenants to each of the Sellers that:

11.2.1	no administration order has been made, no petition for one has been presented and no notice of intention to appoint an administrator has been given in respect of the Purchaser;

11.2.2	no administrator, receiver or administrative receiver has been appointed in respect of the Purchaser or any of its assets and no application for the appointment of an administrator has been made by the Purchaser or any of its shareholders in accordance with the out of court procedure under the Enterprise Act 2002;

11.2.3	the Purchaser has not failed, nor is unable, to pay any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986;

11.2.4	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Purchaser and the Purchaser has not made or proposed any arrangement or composition with its creditors or any class of them;

11.2.5	no steps have been taken to obtain a moratorium under Schedule A1 of the Insolvency Act 1986 or otherwise in respect of the Purchaser;

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AGREEMENT

11.2.6	no distress, execution or other process has been levied on Purchaser’s assets or action taken at the Purchaser’s address to repossess goods in the possession of the Purchaser;

11.2.7	no unsatisfied judgment is outstanding against the Purchaser and no demand has been served on the Purchaser under section 123(1)(a) of the Insolvency Act 1986;

11.2.8	no meeting to approve a compromise or scheme of arrangement under the Companies Act 2006 has been convened and no such compromise or scheme has been agreed to or sanctioned in respect of the Purchaser;

11.2.9	has not entered into any compromise or arrangement with its creditors or any class of its creditors generally;

11.2.10	the Purchaser is not insolvent according to any laws in any relevant jurisdiction;

and the transfer of the Sale Shares to the Purchaser and the agreement of the Sellers to effect such transfer in accordance with the terms and conditions of this Agreement shall be deemed to include expressly and be made subject to all the above provisions of this clause 11.

IN WITNESS of which this Agreement has been executed and delivered as a deed by the parties on the date at the beginning of this Agreement.

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Schedule 1
The Seller and his Shareholding and the Guarantors

Part 1

The Seller and his Shareholding

Shareholder	Sale Shares	Ownership Percentage of Ordinary Shares
Alex Rutherford	46,410	47.475%

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Part 2
The Guarantors

Guarantor	Address
Oliver Bengough
TRINAD Capital Master Fund Limited
OBAR Camden Limited

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Schedule 3
The Warranties

Unless the context otherwise requires, references in this Schedule 3 to the "Company" shall mean the Company and the Subsidiary.

1.          Company and Subsidiary

1.1          The information in parts 1 and 2 of Schedule 2 relating to the Company and the Subsidiary respectively is true and accurate.

1.2          The Company has not allotted or issued any securities that are convertible into shares of the Company.

1.3          No shares of the Company have been issued and no transfer of shares in the Company has been registered, except in accordance with applicable law and the then applicable articles of association or other constitutional documents of the Company;

1.4          There has been no transaction pursuant to or as a result of which; (i) any of the shares of the Company; or (ii) any asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

1.5          No transaction at an undervalue (within the meaning of Section 423 of the Insolvency Act 1986) (a) relating to any of the shares of the Company or (b) to which the Company has been a party, has been effected prior to the date of this Agreement.

1.6          The Company has not at any time:

(a)                   issued any loan capital;

(b)                   reduced its share capital;

(c)                   redeemed any share capital;

(d)                   purchased any of its shares; or

(e)                   forfeited any of its shares (or taken a surrender in lieu of any forfeiture).

1.7          The Company has not directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in breach of the provisions of the Companies Acts.

1.8          The Company is not, nor has it agreed to become, bound by any guarantee, indemnity, surety or similar commitment.

1.9          The Company does not act or carry on business in partnership with any other person and is not a member of any corporate or unincorporated body, undertaking or association.

1.10          The Company is not a party to any joint venture agreement or arrangement or any agreement or arrangement under which it is to participate with any other person in any business.

1.11          The Company has never had any subsidiary or held any interest in any shares in any other company other than the Subsidiary.

1.12          The Subsidiary has never held any interest in any shares in any other company.

2.          Arrangements with the Seller

2.1          During the three year period prior to the date of this Agreement there were no, and there are not currently outstanding, any contracts, agreements or arrangements (including, without limitation, customer and supply contracts) to which the Company is a party and in which any director or shareholder of the Company or any person connected with any of them is interested (and for the purposes of this paragraph a person shall be deemed to be interested in a contract if, were he a director of the Company, he would be interested in that contract for the purposes of section 177 of the Companies Act).

2.2          The business of the Company does not depend on the use of assets owned by or facilities or services provided by the Seller (other than those services which are to be provided pursuant to the Transitional Services Agreement or which may be provided by the Seller in his capacity as an officer or employee of the Company) which are not being acquired pursuant to this Agreement.

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3.          Insolvency of the Company

3.1          No order has been made, no resolution has been passed, no petition has been presented and no meeting has been convened for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and the Company has not been a party to any transaction which could be avoided in a winding up.

3.2          No administration order has been made, no petition for one has been presented and no notice of intention to appoint an administrator has been given in respect of the Company.

3.3          No administrator, receiver or administrative receiver has been appointed in respect of the Company or any of its assets. No application for the appointment of an administrator has been made by the Company or the Seller in accordance with the out of court procedure under the Enterprise Act 2002.

3.4          The Company has not failed, nor is unable, to pay any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986.

3.5          No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company and the Company has not made or proposed any arrangement or composition with its creditors or any class of them.

3.6          No steps have been taken to obtain a moratorium under Schedule A1 of the Insolvency Act 1986 or otherwise in respect of the Company.

3.7          No distress, execution or other process has been levied on the Company's assets or action taken at the Company’s address to repossess goods in the possession of the Company.

3.8          No unsatisfied judgment is outstanding against the Company and no demand has been served on the Company under section 123(1)(a) of the Insolvency Act 1986.

3.9          No meeting to approve a compromise or scheme of arrangement under the Companies Act 2006 has been convened and no such compromise or scheme has been agreed to or sanctioned in respect of the Company.

3.10          The Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

3.11          The Company is not bankrupt or insolvent within the meaning of any applicable law.

4.          Statutory books and documents filed

4.1          The statutory books, including all registers and minute books, of the Company have been properly kept and are up to date and contain an accurate and complete record of the matters with which those books should deal. No notice or allegation has been received that any such books or registers are incomplete or incorrect or should be rectified.

4.2          All documents which should have been delivered by the Company to the Registrar of Companies in England and Wales are complete and accurate and have been properly so delivered in accordance with any time-scale provided for such delivery.

4.3          The copy of the memorandum and articles of association of the Company Disclosed is currently in force, has embodied in it or annexed to it a copy of each resolution as referred to in section 29 of the Companies Act 2006, is accurate and complete in all respects and fully sets out the rights and restrictions attaching to each class of shares in the Company.

4.4          Since the Accounts Date the members of the Company in general meeting, or of any class of them, have not passed any resolution.

5.          Accounts

5.1          The Accounts have been prepared in all material respects in accordance with the United Kingdom Generally Accepted Accounting Practice and applicable laws and show a true and fair view of and accurately reflect the state of affairs and the financial position of the Company as at the Accounts Date and the profits/losses of the Company for the financial year ended on that date.

5.2          Since the Accounts Date, the Company has carried on its business in the ordinary and usual course and there has been no material adverse change in the financial or trading position of the Company and, so far as the Seller is aware, no fact, matter, event or circumstance has occurred which they are aware will give rise to any such change, which fact, matter, event or circumstance is specific to the Company only.

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5.3          The Management Accounts (a copy of which is attached to the Disclosure Letter):

(a)	have been prepared on a prudent basis consistent with the basis for the preparation of management accounts for the Company over the period since the Subsidiary became a subsidiary of the Company; and

(b)	so far as the Seller is aware, contain no material errors or omissions.

6.          Property

6.1          Schedule 10 contains a list of the real estate owned, controlled, used or occupied by the Company or in which the Company has any interest or liability (whether actual or contingent) and the information given in Schedule 10 is complete and accurate.

6.2          The written replies given by the Seller or the Seller’s Solicitors to any written enquiries raised in respect of the Property were, so far as the Seller is aware complete and accurate in all material respects and contain no material omissions as at the date they were given and so far as the Seller is aware, no fact, matter, event or circumstance has occurred which the Seller is aware would result in any material changes to such replies. In this paragraph, the expression "written" shall include e-mail.

6.3          The Company has not given any guarantee or indemnity for any liability relating to the Property.

6.4          In relation to the Lease, the parties thereto have observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

6.5          In relation to the Lease, all principal rent and additional rent and all other sums payable by the Company ("Lease Sums") have been paid as and when they became due and no Lease Sums have been:

(a)          set off or withheld; or

(b)          commuted, waived or paid in advance of the due date for payment.

6.6          There is no pending rent review under the Lease.

6.7          The Deed of Variation dated 7 December 2004 (between the Company, CGIS Camden Palace Limited and Scottish Courage Limited) which effected a variation of the Lease did not oblige the Company (nor any party connected with it) to pay rent under the Lease prior to 1 July 2005 (being the ‘Rent Commencement Date’ as defined in the Lease), and was not treated as so obliging the Company or any party connected with it and, for the avoidance of doubt, neither the Company nor any party connected with it did otherwise pay rent in relation to the Lease prior to 1 July 2005.

6.8          The Company properly pays Value Added Tax on rents due under the Lease because the landlord under the lease has made an option to tax (or an election to waive exemption) in relation to the Property.

7.          Assets and Contracts

7.1          So far as the Seller is aware, there are no assets used by the Company and which are necessary for the operation of its business which are not owned by the Company, and the facilities and services to which the Company has a contractual right, include all rights, properties, assets, facilities and services necessary to enable the Company to carry on its business in the manner in which it is currently carried on.

7.2          Complete and accurate copies of the Material Contracts (being all contracts with which annual costs or revenue exceeding £10,000 or are otherwise material in the context of the business) being the contracts listed in Schedule 14 have been Disclosed.

8.          Compliance and Litigation

8.1          So far as the Seller is aware the Company and its officers and employees (past and present) in the course of their respective duties have complied in all material respects with all applicable laws and regulations of the United Kingdom (including in respect of immigration compliance).

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8.2          The Subsidiary has:

(a)	obtained and maintained in full force and effect and paid all sums due in respect of:

(i)	a Premises Licence granted under the Licensing Act 2003 in respect of the Property authorising the licensable activities comprising the sale of alcohol, the provision of late night refreshment and the provision of regulated entertainment comprising of live music, recorded music, dancing and the showing of film;

(ii)	a licence from Phonographic Performance Limited in relation to the playing in public of sound recordings; and

(iii)	a licence from the Performing Rights Society for the playing in public of copyrighted music (together the “Licences”);

(b)	not received any notice that there has been any breach of the terms and conditions of the Licences and the Seller is not aware of any fact, matter or circumstance which he is aware is likely to lead to the Licences being breached, withdrawn or terminated by the relevant issuing authority or body.

8.3          There is no other material licence, approval or authority (other than the Licences referred to in paragraph 8.2 above) which is necessary for the operation of the business of the Subsidiary as currently conducted by the Subsidiary.

8.4          The Company has not received any notice in writing from any authority with statutory powers to enforce the same, that the Company does not have, or is otherwise in material breach of, nor is the Seller aware of any circumstances which might result in the revocation of any of the licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) necessary for the operation of its business in the manner in which it is currently carried on.

8.5          Neither the Company nor the Seller is involved in any civil, criminal or arbitration proceedings in relation to the business and which would involve any appearance before any court, tribunal or similar body with the authority to make orders which are legally binding on the Company or the relevant director in any jurisdiction (together the "Proceedings") and so far as the Seller is aware:

(a)          no Proceedings nor any notice in writing threatening any such Proceedings against the Company have been received by the Company; and

(b)          there are no facts or circumstances which the Seller is aware will give rise to any such Proceedings being commenced by or against the Company.

9.          Employees

9.1          The schedule of the employees of the Company that has been Disclosed includes complete and accurate details of all the employees of the Company. No change to the remuneration or benefits of the employees is due or expected within six months from the date of this Agreement. The Company has not made any outstanding offer nor agreed to employ any person who is not an employee of the Company at the date of this Agreement.

9.2          Complete and accurate details of the terms and conditions of employment, including all remuneration, incentive arrangements and other benefits, for any employee of the Company who is paid more than £50,000 per annum have been Disclosed. No employees are entitled to receive a bonus or other incentive payment or benefit.

9.3          Other than salary for the current months, reimbursement of out-of-pocket expenses and pay in respect of accrued but untaken holiday for the current holiday year, no amount is owing to any present or former officer, employee or worker of the Company.

9.4          So far as the Seller is aware the Company has complied in all material respects at all relevant times with:

(a)                    all its obligations under the Employment Legislation; and

(b)                    all its obligations to applicants for employment, its employees and workers and former employees and workers.

9.5          The Company has not offered, promised or agreed to vary the terms of employment of any of its officers or employees.

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9.6          The Company does not operate or contribute (and has never operated or contributed) to a pension scheme or any like arrangement, save to the extent required by law. Full details of all pension schemes operated by the Company are set out in the Disclosure Letter.

9.7          Details of any existing consultancy and outsource service arrangements entered into by the Company have been Disclosed.

9.8          The Company has obtained and maintained full and complete records in relation to each of its employees' eligibility to work for the Company in the United Kingdom in accordance with the provisions of the Immigration Acts which were in force on the date when each individual's period of continuous employment with the Company commenced.

9.9          All employees of the Company have valid and subsisting permission or authority to remain in the UK and work for the Company and in relation to any senior employee earning £50,000 per annum or more, no such permission or authority will expire within the next six (6) months.

9.10          So far as the Seller is aware, no individual is currently employed or engaged in such a way or in such a role that could expose the Company to or render it liable for a penalty (whether civil or criminal) under the Immigration Acts.

9.11          No employee or worker of the Company is, or has within the last three years been, involved in any criminal proceedings relating to the business of the Company.

9.12          No officer or employee of the Company earning over £50,000 per annum has given notice of resignation or is under notice of dismissal, nor is there any plan or proposal to dismiss any officer such employee and so far as the Seller is aware no notice has been received from such an employee whereby he or she proposes to resign from his or her employment.

10.          Indebtedness

10.1          The Company has no liability or contingent liability under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation relating to the failure of another person to perform its obligations.

10.2          No part of the borrowings or indebtedness in the nature of borrowings of the Company is dependent on the guarantee or indemnity of, or security provided by, another person. No contract or arrangement to which the Company is party is dependent on the guarantee or indemnity of, or security provided by, another person.

10.3          The Disclosure Letter contains full details of each of the investment, deposit and bank accounts maintained by or on behalf of the Company and of the banks and other financial institutions at which they are kept.

10.4	Neither the Company nor the Subsidiary have any overdraft, loan or other financial facilities or any similar arrangement in the nature of borrowings from any banks or financial institutions.

11.          Insurances

11.1          Copies of the insurance policies maintained by or for the benefit of the Company including any insurance policies maintained by the landlord in respect of the Property (together the "Policies" and each a "Policy") have been Disclosed.

11.2          There are no outstanding claims and so far as the Seller is aware nothing has occurred which they are aware will result in a claim being made under the Policies or which they consider would be required to be notified to the insurers and so far as the Seller is aware, nothing has been done or omitted to be done which has made or will make any Policy void or voidable or entitle the insurer to reject any claim in whole or in part or as a result of which the renewal of any Policy might be refused or the premiums due in respect of them may be liable to be materially increased .

11.3          None of the Policies will cease to be available as a result of Completion.

11.4          The Company has at all times maintained all insurances which it is required by law to carry and all such insurances continue in full force and effect.

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12.          Intellectual Property

12.1          Complete and accurate details of all registered Intellectual Property Rights owned and/or used by the Company and copies of all licences and other agreements relating to Intellectual Property Rights are contained in the Disclosure Letter.

12.2          All registered Intellectual Property Rights owned by the Company (including the domain names listed in schedule 13) are in the sole legal and beneficial ownership of the Company free from all licences, charges or other encumbrances~~;~~ and in either case so far as the Seller is actually aware nothing has been done or omitted to be done whether by the Company or by any person which would jeopardise the validity, enforceability or subsistence of any Intellectual Property Rights.

12.3          All Intellectual Property Rights which are material to the operations of the Company and which are owned by third parties are the subject of binding and enforceable licences from third parties in favour of the Company:

(i)	of which none will terminate, or be liable be to terminated by the other party to such licence, by virtue of this Agreement, and of which no notice to terminate has been received;

(ii)	all parties to which have fully complied with all obligations in those licences; and

(iii)	in relation to which no claim, dispute or proceeding has arisen or is foreseeable;

and in either case nothing has been done or omitted to be done whether by the Company or as far as the Seller is aware by any person who would jeopardise the validity, enforceability or subsistence of any such licence.

12.4          Any Intellectual Property Rights and domain names owned and/or used by the Company which are capable of registration have been registered or are the subject of an application for registration, and is or will when duly registered be valid, binding and enforceable and:

(a)                    in the case of registrations, all renewal fees have been paid and renewals made by their due date and all such action necessary to preserve and maintain the registration has been taken;

(b)                    in the case of registrations contained in the Disclosure Letter each is presently used by the Group and is in full force and effect and has not been abandoned;

(c)                    in the case of pending applications, the Seller is aware of no reason why any such applications should not proceed to grant;

(d)                    none of the Intellectual Property Rights are subject to any use, claim, application, proceeding or attack by any other person; and

(e)                    nothing is required to be done in relation to any such Intellectual Property Right within 30 days of the date of this Agreement the omission of which would jeopardise the Company's rights in relation to that Intellectual Property Right.

12.5          No licences, registered user or other rights have been granted or agreed to be granted by the Company to any person in respect of any registered Intellectual Property Rights, except as Disclosed.

12.6          Except where the Company has a valid and subsisting licence to do so, the Company does not use any Intellectual Property Rights in respect of which any third party has any right, title or interest, and all such licences are Disclosed.

12.7          So far as the Seller is aware, at no time during the past 2 years has there been any unauthorised use or infringement by any person of any Intellectual Property Rights or domain names owned and/or used by the Company which may jeopardise the validity or subsistence of such Intellectual Property Rights or agreements relating to the same.

12.8          So far as the Seller is actually aware none of the processes employed, or products or services dealt in, by the Company infringes any rights of any third party relating to intellectual property nor makes the Company liable to pay a fee or royalty and no claims have been made, threatened or are pending, in relation to any Intellectual Property Rights against the Company.

12.9          Except in the ordinary course of business and on a confidential basis (and for the avoidance of doubt this includes disclosure to professional advisors), no disclosure has been made of any of the confidential information, Intellectual Property, financial or trade secrets or customer or supplier lists of the Company.

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12.10          In accordance with paragraph 12.9 above, any agreements or arrangements relating to the confidentiality of information are valid and enforceable.

12.11          Any names used by the Company other than its corporate name are contained in the Disclosure Letter and do not infringe the rights of any person.

12.12          The Company does not use any software products, materials or IT systems which incorporate, contain or use in any manner (in whole or in part) any open source or general public licence materials.

12.13          The Company has not:

(a)          incorporated or combined open source or general public licence materials with the Intellectual Property Rights; or

(b)          distributed or licensed open source or general public licence materials in conjunction with any Intellectual Property Rights.

13.          Other

14.1          The Company is not liable to pay, in connection with the sale of any of the Sale Shares or otherwise in connection with this Agreement or the transactions contemplated by this Agreement:

(a)          any success or other fee, brokerage, commission or like payment; or

(b)          any sum whatsoever to any of its directors, employees, agents or advisers (past or present).

14.          Effect of this Agreement

The execution and delivery of, and compliance with the terms of, this Agreement does not and will not:

(a)          conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company or the Seller is a party;

(b)          relieve any person from any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

(c)          result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the Sale Shares or on any of the assets of the Company; or

(d)          result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity.

15.          Accuracy of Information

All information contained , in replies to written enquiries raised by the Purchaser or its professional advisers with the Seller or his professional advisers in relation to the Company or its affairs, assets or liabilities are true and accurate in all material respects at the time that the same were given and so far as the Seller is aware there is no other fact, matter or circumstance which renders any such information misleading.

16.          Tax

16.1          Provision or reserve (as appropriate) has been made in the Accounts for all Taxation liable to be assessed on the Company or for which the Company is accountable in respect of all Profits earned, accrued or received on or before the Accounts Date, and in respect of any Event occurring or deemed to have occurred on or before the Accounts Date. Since the Accounts Date no Taxation has or may have arisen to the Company (or would have arisen but for the use of any available reliefs) other than in the ordinary course of the Company's business.

16.2          The Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, supplies of information, registrations and assessments ("Returns") it is or was required by law to submit to a Taxation Authority. All Returns have been in the required form and have been properly submitted by the Company within any relevant time limits. The Returns were and remain complete, true and accurate and give full disclosure of all material facts and circumstances. The Company has prepared, kept and preserved full and sufficient records as required by law and to enable it to deliver correct and complete Returns and to calculate any present or, so far as possible, future liability for Taxation of the Company in respect of assets held at Completion. Such records are accurate and up-to-date.

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16.3          The Company has paid by the due date all Taxation which it has become liable to pay. The Company has, where legally obliged to do so, deducted or withheld amounts in respect of Taxation and has accounted by the due date to the relevant Taxation Authority for the Taxation so deducted or withheld.

16.4          The Company has not, within the last four years, paid or become liable to pay, nor so far as the Seller is aware are there any circumstances which may cause the Company to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation. The Company is not and has not within the last six years been, and is not so far as the Seller is aware likely to be, involved in a dispute (which term does not include a routine audit) in relation to Taxation.

16.5          The entry into or Completion of this Agreement will not result in any charge to Tax on the Company pursuant to section 179 of the Taxation of Chargeable Gains Act 1992 or section 780 of the Corporation Tax Act 2009 or otherwise.

16.6          The Company has not entered into any election pursuant to sections 171A or 179A of the Taxation of Chargeable Gains Act 1992 or section 792 of the Corporation Tax Act 2009.

16.7          There are set out in the Disclosure Letter (with express reference to this paragraph) particulars of all current arrangements relating to Group Relief to which the Company is a party including particulars of all claims for Group Relief which have been made within the last 4 years and:

(a)	details of any payment which the Company has made or is liable to make under any arrangement or agreement for the surrender of group relief to that group company; and

(b)	all payments due to the Company under any arrangement or agreement for surrender of Group Relief by it for periods ending on or prior to Completion.

16.8          The Company is not, and has not in the last 4 years been, party to any group payment arrangements under sections 59F to 59H of the Taxes Management Act.

16.9          The Company is a registered and taxable person for the purposes of the Value Added Tax Act 1994, such registration not being pursuant to paragraph 2 Schedule 1 Value Added Tax Act 1994 and not subject to any conditions imposed by or agreed with HM Revenue & Customs.

16.10          There is set out in the Disclosure Letter with express reference to this warranty full details of any option to tax exercised by the Company under Part 1 schedule 10 of the Value Added Tax Act 1994. All such elections have full effect and none is likely to be ineffective by virtue of paragraph 12 schedule 10 of the Value Added Tax Act 1994.

16.11          No person has acquired any securities, any securities option or any interest in securities (in each case, within the meaning of Part 7 of the Income Tax (Earnings and Pensions) Act 2003) where the right or opportunity to acquire the same is or was available by reason of an employment of that or any other person for the purposes of that Part.

16.12          No relevant steps (within the meaning of Part 7A of the Income Tax (Earnings and Pensions) Act 2003) have been taken in pursuance of, or has some connection with, arrangements concerned with the provision of rewards or recognition or loans in connection with any employee or former employee (or any associate of such person) of the Company.

16.13          The Disclosure Letter contains details of all land transactions (as defined in section 43 of the Finance Act 2003) to which the Company was a party, and of all interests which the Company holds in land, in respect of which the Company may have any future obligations relating to stamp duty land tax under Schedule 17A of the Finance Act 2003.

16.14          The Company was incorporated in, and is and always has been resident in, the United Kingdom for taxation purposes and is not and has never been resident or treated as resident or has or has had a branch, agency or permanent establishment in any other jurisdiction (or constitutes or has constituted an agent or permanent establishment of any person) for any tax purpose or for the purposes of any double taxation agreement. The Company is not liable to, and so far as the Seller is aware, has at no time incurred any, Taxation in any jurisdiction other than the United Kingdom.

16.15          The Company is a close company within the meaning of section 439 of the Corporation Tax Act 2010. The Company has never been a close investment-holding company (as defined in Section 34 of the Corporation Tax Act 2010).

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16.16          No loan or advance within sections 455, 459 and 460 of the Corporation Tax Act 2010 has been made or released by the Company and there is no agreement or arrangement for such loan advance or debt to be made or released. The Company has not met any expenses for participators treated as a distribution by virtue of section 1064 of the Corporation Tax Act 2010 and there has been no alteration of the share or loan capital of the Company within section 98 of the Inheritance Tax Act 1984 ("IHTA").The Company has not made any transfers of value within sections 94 and 202 of the IHTA, nor has it received any value such that a liability might arise under section 199 of the IHTA, nor has it been a party to associated operations in relation to a transfer of value as defined in section 268 of the IHTA.

16.17.1	No person has acquired any securities, any securities option or any interest in securities (in each case, within the meaning of Part 7 of the Income Tax (Earnings and Pensions) Act 2003) where the right or opportunity to acquire the same is or was available by reason of an employment of that or any other person for the purposes of that Part.

16.18          The Company has not received any asset as mentioned in section 282 of the TCGA

16.19          So far as the Seller is aware, there are no circumstances whereby any such power as is mentioned in section 212 of the IHTA could be exercised in relation to any shares in, securities of, or assets of the Company.

16.20          There is no unsatisfied inheritance tax liability attached to the Sale Shares or any asset of the Company and none of them are subject to any HMRC charge as mentioned in section 237 and 238 of the IHTA.

16.21          So far as the Seller is aware, all arrangements, transactions or series of transactions between the Company and any person connected to or associated with the Company have been and are on arm's length terms, and the Company is not, nor has it been, liable to have its profits for Tax purposes adjusted pursuant to Part 4 of the Taxation (International and Other Provisions) Act 2010 (provisions not at arm's length).

16.22          The Company has not been involved in a demerger to which a chargeable payment under Chapter 5 of Part 23 of the Corporation Tax Act 2010 could arise.

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Schedule 4
Adjustment to the Consideration

Part 1 - Calculation of Adjustment

In this Schedule, unless the context otherwise requires:

"Adjustment" means the amount calculated and payable in cash by the Purchaser or the Seller (as the case may be) in accordance with this Schedule 4;

“Company’s auditors” for the purposes of this Schedule 4 shall be the auditors of the Company current as at the Completion Date;

“Completion Balance Sheet” has the meaning given to it in paragraph 5(a) below;

"Net Working Capital" has the meaning given to it in paragraph 2 below; and

"Net Working Capital Statement" has the meaning given to it in paragraph 5(d) below.

1.	The Adjustment to the Consideration shall be calculated and payable as follows:

(a)	if the Net Working Capital is more than £57,000 the Adjustment payable by the Purchaser to the Seller shall be equal to 47.475% of the amount by which Net Working Capital is more than £47,000 and

(b)	if the Net Working Capital is less than of £37,000 (i.e the deficit in Net Working Capital is more than £10,000 below the target Net Working Capital of £47,000) the Adjustment repayable to the Purchaser by the Seller shall be equal to 47.475% of the amount by which the Net Working Capital is less than £47,000.

2.	For this purpose, "Net Working Capital" means the consolidated net working capital of the Company and the Subsidiary as at the Completion Date as adjusted and ascertained in accordance with the following provisions of this Schedule 4 and set out in the agreed or determined Net Working Capital Statement;

3.	The Net Working Capital shall be ascertained from the Completion Balance Statement which shall be prepared:

(a)	in accordance with the specific accounting treatments set out in Paragraph 5(c) of this Schedule 4; and, subject thereto.

(b)	subject to paragraph 5(c) of this Schedule 4, in accordance with the treatments, methods, practices, policies and principles adopted by the Company and the Subsidiary for the preparation of the Accounts (and for the avoidance of doubt containing a general provision for Taxation);

(c)	insofar as no treatment, method, practice, policy or principal previously adopted in the Accounts as referred to in (b) above, such, treatment, method, practice, policy or principal which complies with generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board including in relation to the exercise of accounting discretion and judgement.

4.	For the avoidance of doubt:

(a)	paragraph 3(a) shall take precedence over paragraphs 3(b) and 3(c); and

(b)	paragraph 3(b) shall take precedence over paragraph 3(c).

5.	For the purposes of calculating the Net Working Capital:

(a)	the parties in conjunction with Hugh Doherty, Laurence Seymour and Oliver Bengough shall undertake a joint stock take of the Subsidiary in the morning of the day immediately following the date of this Agreement to ascertain the level of stock in the Subsidiary and the Seller shall in conjunction with Hugh Doherty and Laurence Seymour procure as soon as practicable (and in any event no later than 30 days after Completion) the preparation of a consolidated balance sheet of the Companies as at the date of this Agreement in the form set out in part 3 of this Schedule 4 and otherwise in accordance with this Schedule (the "Completion Balance Sheet") which shall be prepared by the Seller in conjunction with Hugh Doherty and Laurence Seymour and have been approved by the Companies auditors;

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(b)	the Completion Balance Sheet shall only take account of information available to the parties at the date of delivery of the Net Working Capital Statement from the Seller to the Purchaser in accordance with paragraph 6 below (the "First Delivery Date") and not take account of any event happening after the First Delivery Date (except in relation to information known to the parties about that event at the First Delivery Date);

(c)	the Completion Balance Sheet shall not take account of:

(i)          any event happening after Completion (save that information allowing a more accurate quantification of a liability which existed on or before Completion will be taken into account to the extent that such information is available at the First Delivery Date; and

(ii)          any matter arising from the change of control of the Company effected by the sale of the Sale Shares and the sale by Hugh Doherty, Laurence Seymour and/or Oliver Bengough of the other shares in the Company to the Purchaser.

(d)	for the purposes of preparing the Completion Balance Sheet:

(i)	a provision of £7,500 will be made for any stamp duty land tax payable in relation to a Deed of Variation dated 7 December 2004 between the Company, CGIS Camden Palace Limited and Scottish Courage Limited which effected a variation the Lease to the extent that the relevant stamp duty land tax has not been paid prior to Completion, such amount to include any penalties and interest payable in respect of the late payment of such sum (calculated in reliance on the warranty at Schedule 3 paragraph 6.7 and without prejudice to any claim by the Purchaser under the Tax Covenant or otherwise);

(ii)	a liability shall be included in the Completion Balance Sheet for any corporation tax on any income, profits or gains earned, accrued or received by the Companies on or before the Completion Date calculated as if the Completion Date were the end of an accounting period of the Companies;

(iii)	no asset or liability shall be recorded in the Completion Balance Sheet in respect of deferred tax;

(iv)	stock-in-trade shall be valued at the lower of cost (excluding the cost of warehousing, selling, distribution and administration) and market value (which shall itself be taken as the lower of net realisable value and replacement cost);

(v)	normal adjustments and allowances will be made for unusable, unsaleable or deteriorated stocks;

(vi)	the unamortised amount of the contribution by the landlord of the Property by way of any rent free period under the lease of the Property and any contributions towards the refurbishment of the premises shall be excluded from the calculation of the Net Working Capital;

(vii)	appropriate provisions will be made for bad or doubtful debts;

(viii)	an accrual shall be included in the Completion Balance Sheet for VAT, general sales tax or other similar sales taxes, payroll taxes (including national insurance contributions) and any tax penalty payments and interest charges thereon where a notice has been raised by HMRC or the relevant payment was paid late or overdue as of the Completion Balance Sheet Date; and

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(ix)	such further provisions, adjustments and allowances will be made as the Company’s auditors agree to be appropriate.

(e)	the Company’s auditors shall be instructed to certify the calculations of the Net Working Capital (based on the amounts shown in the Completion Balance Sheet) and produce a certified statement of the Net Working Capital (the “Net Working Capital Statement”).

6.	The Seller in conjunction with Hugh Doherty and Laurence Seymour shall procure that there is delivered to the Purchaser a copy of the Net Working Capital Statement and the Completion Balance Sheet as soon as reasonably practicable after they are prepared and in any event not later than the date falling 30 days after the Completion Date. If the Seller and Hugh Doherty and Laurence Seymour fail to comply with the obligations under this paragraph, the Purchaser will automatically have the right to produce (in conjunction with the Company’s auditors and at the Seller’s cost) the Net Working Capital Statement and the provisions of this schedule shall be read mutatis mutandis.

7.	Within 30 Business Days of delivery of the certified statement referred to in Paragraph 6, the Purchaser may notify the Seller in writing of any item or items it wishes to dispute, failing which the Net Working Capital Statement shall be final and binding on the parties.

8.	If the amount of the Net Working Capital Statement is disputed in accordance with Paragraph 7, the item or items in dispute shall be determined by:

(a)	such firm of independent chartered accountants as the parties may agree in writing; or

(b)	failing agreement on the identity of the firm of independent chartered accountants within a further seven days from the expiry of the period referred to above in paragraph 7, such firm of chartered accountants as may be appointed for this purpose on the application of any party to this Agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.

9.	The Adjustment shall be payable within 21 days of its being ascertained under the above provisions.

10.	If the Net Working Capital is less than £37,000 the Adjustment shall be paid by the Seller by payment to the Purchaser’s Solicitors Client Account or such other account as the Purchaser may notify in writing to the Seller in immediately available funds by electronic transfer under the CHAPS system.

11.	If the Net Working Capital is greater than £57,000 the Adjustment shall be paid by payment to the Seller’s Solicitors Client Account or such other account as the Seller may notify in writing to the Purchaser in immediately available funds by electronic transfer under the CHAPS system.

12.	The Adjustment shall be deemed to be an increase in or, as the case may be, reduction in the Consideration.

13.	For the purposes of calculating, determining and agreeing the Net Working Capital in accordance with this Schedule, the parties shall, and (to the extent that they are able) shall procure that the Companies shall provide the Seller and Purchaser, the Company’s auditors and the accountants appointed in accordance with paragraph 8 with all information, assistance and access to books of account, documents, files and papers which they reasonably require.

Part 2 - Basis on which Independent Accountants are to act

14.	The accountants appointed under paragraph 8 of Part 1 above (the "Independent Accountants") shall act on the following basis:

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(a)	they shall act as experts and not as arbitrators;

(b)	their terms of reference shall be to determine an amount which in their opinion represents the item or items in dispute, as notified to them in writing by either the Seller or the Purchaser within 30 Business Days of their appointment;

(c)	the Seller and the Purchaser shall each provide the Independent Accountants with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Companies;

(d)	the determination of the Independent Accountants shall (in the absence of manifest error) be conclusive;

(e)	their costs shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand; and

(f)	if they become unwilling or incapable of acting, then a new firm of chartered accountants shall be appointed and the provisions of paragraph 8 above shall apply mutatis mutandis in relation to the making of such appointment.

Part 3 – Form of Completion Balance Sheet

Completion Net Working Capital
	£	£
CURRENT ASSETS
Bank & Cash	X
Stock	X
Debtors & Prepayments	X
X

CREDITORS
Creditors & Accruals	X
Other Creditors	X
Directors Loan Account	X
VAT/NIC/Corporation Tax	X
X

Adjustments:
[●]	[X]
[●]	X
X

COMPLETION NET WORKING CAPITAL		X

Other net assets/liabilities excluded from net working capital:	X
Intangible Fixed Assets	X
Tangible Fixed Assets	X
Other Creditors – unamortised Landlord contributions	(X)	X
COMPLETION NET ASSETS

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Schedule 5
Completion Obligations

Part 1 - Seller's Completion Obligations

The matters to be undertaken by the Seller at Completion for the purposes of Clause 3.2 are as follows:

1.	Seller’s Obligations at Completion

1.1	At Completion the Seller shall deliver or cause to be delivered to the Purchaser:

(a)	a transfer in respect of the Sale Shares duly completed in favour of the Purchaser or as it may direct;

(b)	the share certificates representing the Sale Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

(c)	confirmation that all bank security has been released on or before the Completion Date;

(d)	appoint such persons as the Purchaser may nominate as Directors of the relevant company; and

(e)	letters of resignation (expressed to be with effect from the end of the relevant meeting of the Boards of the Company and the Subsidiary from the Seller, acknowledging his resignation as a director of the Companies and that he has no claim outstanding for compensation or otherwise and executed as a deed by him in the agreed form;

(f)	an original of the Transitional Services Agreement duly signed on behalf of Mint Group Holdings Limited;

(g)	a release in the agreed form duly executed as a deed by Barclays Bank plc, releasing the Companies from the charge created by the Debenture dated 24 October 2005 between Barclays Bank plc and the Subsidiary and from the obligations of the Subsidiary under the bank facilities provided by Barclays Bank plc to Mint Group Holdings Limited and its subsidiaries;

(h)	a Land Registry official copy of the Lease and certified copies (or copies of certified copies) of any deed of variation to it;

(i)	the Deed of Subordination in the agreed form (as referred to in Part 2 1(e) below) duly executed on behalf of the Seller;

(j)	a Deed of Release in the agreed form duly executed on behalf of each of Mint Bars and Clubs Limited, the Seller, Hugh Doherty, Laurence Seymour, Oliver Bengough and the Company in respect of the release of the Company and the Subsidiary from all obligations under a Demerger Agreement dated 29th November 2012 between Mint Bars and Clubs Limited, the Company, the Seller, Hugh Doherty, Laurence Seymour and Oliver Bengough.

1.2	The Seller shall deliver or cause to be delivered to the Purchaser as agent for the Company:

(a)	all the Statutory and Minute Books of each of the Companies and their respective Common Seals, Certificates of Incorporation and Certificates of Incorporation on Change of Name (if any); and

(b)	certificates in respect of all issued shares in the capital of the Subsidiary.

1.3	The Seller shall cause a meeting of the Board of each of the Companies to be held at which the appropriate Board shall:

(a)	accept the letters of resignation referred to paragraph 1.1(e); and

(b)	(in the case of the Company's Board) vote in favour of the registration of the Purchaser as a member of the Company, subject only to the production of duly stamped and completed transfers in favour of the Purchaser in respect of the Sale Shares.

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Part 2 - Purchaser's Completion Obligations

1.	The Completion

The matters to be undertaken by the Purchaser for the purposes of the Completion pursuant to Clause 3.3 are as follows:

(a)	pay to the Seller's Solicitors Client Account the sum of £1,104,250 in immediately available funds by electronic transfer under the CHAPS system;

(b)	deliver to the Seller’s Solicitors a copy of a resolution of the Board of Directors of the Purchaser authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by the Purchaser;

(c)	deliver to the Seller’s Solicitors the Negative Pledge in the agreed form, duly executed on behalf of the Guarantor;

(d)	a Deed of Subordination in the Agreed Form executed by each of the Purchaser, the Guarantors and JJAT Corporation in favour of the Seller pursuant to which the Guarantors and JJAT Corporation agree to subordinate any claims it has (whether for monies loaned, sums owed or any other claim whatsoever) behind all and any claims which the Seller may have against the Purchaser.

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Schedule 6
Limitations on Liabilities under the Warranties, Tax Covenant and Indemnity

Exclusions

1.	The Seller shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)	was taken into account in the Completion Balance Sheet prepared for the purposes of determining the Net Working Capital by way of an identified (as opposed to general) provision in respect of such matter or circumstance or a note constituting Disclosure of that matter or circumstance or a statement in any report forming part of the Accounts constituting Disclosure of that matter or circumstance; or

(b)	is the subject of a claim under the Tax Covenant and the Purchaser receives a payment in respect thereof under the Tax Covenant.

2.	The Seller shall not be liable in respect of a Warranty Claim to the extent that the relevant liability arises or is increased by:

(a)	a change in legislation announced, or the withdrawal of any extra-statutory concession previously made by any Taxation Authority, after the Completion Date (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or

(b)	a change after the Completion Date in the accounting policies, practices, treatments or methods adopted by the Company (other than a change made in order to comply with generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board to the extent that the Company did not comply with such generally accepted accounting principles applied in the United Kingdom prior to the Completion Date;

(c)	in respect of Tax Warranties only, a change in the nature of, transfer, winding up or cessation of a trade or business carried on by the Company after the Completion Date;

(d)	the Company or the Subsidiary failing to maintain the levels of insurance applicable to the Company at the Completion Date at the date the Warranty Claim was made;

(e)	the Company or the Subsidiary having done (or omitted to do) something before the Completion Date at the Purchaser’s written request or with the Purchaser’s prior written consent;

or is otherwise subject to the provisions of Schedule 6.

Direct Claims.

3.	If the Purchaser becomes aware of facts which appear reasonably likely to give rise to a Warranty Claim against the Seller (other than any Third Party Claim governed by paragraph 10 of this Schedule 6), the Purchaser shall, as reasonably practicable, give the Seller written notice in reasonable detail, given the extent of the information available to the Purchaser, of all relevant circumstances with respect to the Warranty Claim. Except in any case where, in the reasonable belief of the Purchaser, immediate action is required by Purchaser to avoid further prejudice to the Purchaser, the Seller shall have twenty days from the date of the notice to remedy or cure the Warranty Claim.

This paragraph 3, and permitting the Seller the opportunity to undertake remedial action pursuant to this paragraph is without prejudice to:

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(a)	the rights of the Seller under paragraph 10 (Third Party Claims) of this Schedule 6; and

(b)	the rights and remedies of the Purchaser pursuant to this agreement to the effect that if the remedy or cure is not, in the reasonable opinion of the Purchaser, satisfactory or complete, or if the Seller fails or refuses to undertake and complete a remedy or cure within the20 day period specified above, the Purchaser shall thereafter have all rights and remedies with respect to the Seller afforded to the Purchaser under this Agreement pursuant and subject to the remaining provisions of this Schedule 6 or applicable law to recover with respect to the Warranty Claim.

De minimis claims

4.	Subject to paragraph 4, the Seller shall not be liable in respect of any Warranty Claim unless the liability in respect of the Warranty Claim is at least £10,000.

5.	If more than one Warranty Claim arises from, or is caused by, the same or similar matter, matters, circumstance or circumstances and the aggregate amount of damages to which the Purchaser would be entitled as a result of those Warranty Claims is equal to or exceeds the sum specified in paragraph 3, paragraph 3 shall not apply to any of those Warranty Claims.

Threshold

6.	The Seller shall not be liable in respect of any Warranty Claim unless the liability of that Warranty Claim, together with the aggregate liability of all other single Warranty Claims of £10,000 or more exceeds 47.475% of £200,000, in which case the Purchaser shall be entitled to all amounts resulting from those claims (and not just the excess over that sum).

Aggregate limit

7.	Subject to paragraph 6, the maximum aggregate liability of the Seller in respect of:

(a)	any and all liability in relation to Warranty Claims (excluding any and all claims under those Warranties set out in paragraph 16 (Tax) of Schedule 3 (Warranties) or the Key Warranties but including all costs of recovery incurred by the Purchaser and/or the Companies) shall not exceed:

(i)	47.475% of the total liability for breach of the relevant Warranty; and

(ii)	in aggregate as regards the total amount claimed against the Seller an amount equal to 50% of the Consideration;

(b)	any and all liability in relation to the Warranties set out in paragraph 16 (Tax) of Schedule 3 including all costs of recovery incurred by the Purchaser and/or the Companies shall not exceed 47.475% of the total liability for breach of the relevant Warranty set out in paragraph 16 (Tax)

(c)	any and all claims under the Key Warranties, or those Warranties set out in paragraph 16 (Tax) of Schedule 3 (Warranties), or the indemnities in clause 4.10 and/or under the Tax Covenant (including in each case any costs of recovery) shall not exceed, when added together with any liability in respect of any Warranty Claim, an amount equal to 100% of the Consideration.

Actual Loss

8.	No payment shall be due from the Seller in respect of a Proven Claim until actual loss in relation to the Warranty Claim has been suffered by the Purchaser or the Company (as the case may be) as a consequence of the matter which is the subject of the Warranty Claim.

Time limits

9.	The liability of the Seller in respect of the Warranties and the Tax Covenant shall terminate:

(a)	subject to paragraph 9(b) below, in relation to a Warranty Claim if notice of such claim has not been given within 15 calendar months of the date of this Agreement.

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(b)	in relation to those Warranties set out in paragraph 16 (Tax) of Schedule 3 (Warranties) and of any other Warranties so far as they relate to Taxation or in respect of the Tax Covenant notice of such claim has not been given before the fifth anniversary of Completion; and

(c)	in relation to a Warranty Claim (other than one relating to the Warranties set out in paragraph 16 (Tax) of Schedule 3 (Warranties) or which relates to Taxation) which has not been resolved on or before six months from the date on which the Purchaser first served written notice on the Seller unless the Purchaser has by then issued and served legal proceedings in respect of the Warranty Claim on the Seller or, if later, in relation to a Warranty Claim where notice has been served in accordance with, and within the time periods set out in either sub-paragraph (a) or (b) above but in circumstances where no actual loss has been suffered by the relevant party at the time of the notification of the claim, the date being six months from the date upon which the actual Loss has been suffered by the relevant party, the date being the date upon which the actual loss has been suffered by the third party

Provided Always that the Seller shall have no liability in respect of an amendment or addition to a Warranty Claim in legal proceedings which would constitute a Warranty Claim other than the original Warranty Claim unless notice of the circumstances giving rise to the amendment or addition was served on the Seller before the date set out in paragraph 9(c) above.

10.	Conduct of Third Party Claims

10.1	The Purchaser shall procure that, if either it or the Company or Subsidiary becomes aware of a claim by a third party which appears to it reasonably likely to give rise to a Warranty Claim (a “Third Party Claim”) or that it is likely (in the Purchaser’s reasonable opinion) to be entitled to make a recovery from a third party in respect of circumstances which have given or are likely to give rise to a Third Party Claim, it shall:

(a)	as soon as reasonably practicable give to the Seller written notice in reasonable detail given the extent of the information available to the Purchaser of all relevant circumstances and consult with the Seller in relation to those circumstances;

(b)	keep the Seller informed of material advice received and material developments which would be likely to affect the amount the subject of a Third Party Claim;

(c)	shall not and shall procure that neither the Company nor the Subsidiary shall admit or concede liability or agree a compromise or settlement with a third party without first obtaining the Seller’s written agreement;

(d)	save where to do so may breach legal or professional privilege of the Purchaser or the Companies, give the Seller and his advisers reasonable access to the premises and personnel of the Purchaser or the Companies as they may reasonably require and opportunity to examine and copy relevant documents and records and photograph premises, asset or personnel within the control of the Purchaser or the Companies and, if required by the Seller, procure that all personnel of the Purchaser or the Companies having knowledge of or involvement with the facts and circumstances giving rise to the Third Party Claim afford the Seller all reasonable assistance to properly resist, contest, defend or appeal against the Third Party Claim;

(e)	take such action as the Seller requires in relation to the Third Party Claim and permit the Seller (in his own name or in the name of the Purchaser, Company or Subsidiary or in any combination of those names) to conduct, settle, compromise, defend or appeal relevant proceedings and to enforce any relevant rights and entitlements;

(f)	use all reasonable endeavours itself, and will procure that the Companies each use their respective reasonable endeavours, to mitigate its or their loss which is or is likely to become the subject matter of a Third Party Claim (but for the avoidance of doubt the Purchaser shall not be required to take any steps that may increase the amount of any future Tax liability of the Companies or utilise any Relief of the Companies)

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10.2	subject to the Seller having complied with the provisions of paragraph 10.4, without limiting the provisions of sub-paragraph 10.1. where having discharged a liability arising in respect of a Third Party Claim, the Seller requests the assignment to it of any right of the Purchaser or of the Company or Subsidiary to make recovery in whole or in part from any third party, the Purchaser will assign or procure the assignment to the Seller of such right and, if that right is not legally capable of effective assignment will pursue such right on behalf of the Seller and promptly pay over and account to the Seller all amounts recovered

10.3	subject to the Seller having complied with the provisions of paragraph 10.4 and a Third Party Claim having been notified in writing to the Purchaser, the Purchaser shall use reasonable endeavours to procure that it and the Companies shall preserve within its control originals (where it is so entitled) or (in every other case) copies of all documents and other material information relevant to matters giving rise to the Third Party Claim or a right of recovery from a third party in respect of matters which may give rise to Third Party Proven Claim relating to the relevant Third Party Claim.

10.4	The Seller shall indemnify the Purchaser to its reasonable satisfaction in respect of all liabilities, costs, charges and expenses that are reasonably and properly incurred by the Purchaser or any of the Companies as a consequence of it complying with its obligations under this paragraph 10 or as a consequence of any actions taken at the request of the Seller in accordance with this paragraph 10.

10.5	Nothing in this paragraph 10 shall require the Purchaser or the Companies to take any action or refrain from taking any action, if the Purchaser in its reasonable opinion and acting in good faith considers such action or omission is or is likely to be materially prejudicial to the goodwill or business of the Purchaser’s Group.

Mitigation

11.	Nothing in this agreement shall be deemed to relieve the Purchaser from any common law duty to take reasonable steps to mitigate any loss or damage suffered or incurred by it as a result of any of the Warranties being untrue or inaccurate or imposed any higher duty on the Purchaser to mitigate its loss beyond its common law duties.

Recovery from third parties

12.          If:

(a)	the Seller makes a payment in respect of a Warranty Claim (a “Damages Payment”);

(b)	following the making of such payment any of the Companies or the Purchaser receives any sum other than from that Seller or Oliver Bengough, Hugh Doherty or Laurence Seymour which would not have been received but for the matter or circumstance giving rise to the relevant Warranty Claim (the “Third Party Sum”);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)	the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser or the Companies concerned (as the case may be) in full for the matter or circumstance which gave rise to the relevant Warranty Claim (such excess being the “Excess Recovery”), the Purchaser shall within 10 Business Days following receipt of the Third Party Sum by it or the Companies concerned, repay to the Seller an amount equal to the lower of 47.475% of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or the Companies concerned in recovering the Third Party Sum and any and all Taxation payable by the Purchaser or the Companies concerned by virtue of its receipt.

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Schedule 7
Tax Covenant

1.	Definitions and interpretation

1.1	In this Schedule, unless the context otherwise requires, the following words have the following meanings:

"Claim for Taxation" means any notice, demand, assessment, letter or other document issued or action taken by or on behalf of any Tax Authority or any person (including the Company) indicating that any person is or may be placed or sought to be placed under either a liability to Taxation or a claim for Taxation to which paragraph 5 may apply.

"CTA 2010" means the Corporation Tax Act 2010.

"Event" means any event, deed, transaction, act, omission, payment or receipt and whether actual or deemed for Tax purposes, including entering into this Agreement and including any combination of two or more Events.

"Group Companies" means the Company and the Subsidiary and reference to "Group Company" means any one of them.

"ICTA" means the Income and Corporation Taxes Act 1988.

"ITA" means the Income Tax Act 2007.

"Profits" means income, profits and gains, the value of any supply and any other consideration, value, measure or receipt used or charged for Taxation purposes and references to "Profits earned, accrued or received" include Profits deemed to have been earned, accrued or received for Taxation purposes.

"Tax Claim" means a claim by the Purchaser against the Sellers under the Tax Covenant or for breach of any of the Tax Warranties or, as the case may be, a claim by the Sellers against the Purchaser under the covenant in paragraph 5.

"Tax Counsel" means a barrister of at least 7 years call, experienced in tax matters.

"Sellers’ Associate" means any Sellers and any other person with whom the Sellers and/or the Company is either associated (within the meaning of section 448, CTA 2010) or connected (within the meaning of section 1122, CTA 2010 or, as the case may be, section 993, ITA).

"Sellers’ Representative" means Hugh Doherty.

1.2	In this Schedule:

(a)	a reference to a jurisdiction shall include any union (including for the avoidance of doubt, the European Union), country, state, province, district or division of whatever nature which imposes or raises Taxation;

(b)	a reference to any law shall include any statute, statutory instrument, law, regulation, treaty, notice, directive or similar provision relating to Taxation, whether of the United Kingdom or elsewhere; and

(c)	references to specific parts of the law of the United Kingdom shall be taken to include a reference to the law of any other jurisdiction so far as the same may apply to any Group Company and may be similar to or have a similar purpose to the law of the United Kingdom to which reference is made.

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2.	Tax Covenant

2.1	Save as hereinafter provided, the Seller hereby covenants to pay to the Purchaser such amount as is equal, on an after Tax basis (but subject to paragraph 4.4. of Schedule 11) , to 47.475% of:

(a)	any liability to Tax of the Company or the Subsidiary (including any liability which would have been payable but for the application or set off of any Relief against a liability to Tax, other than any Relief arising to the Company or the Subsidiary on or before the date of this Agreement but which is not shown as an asset in the Completion Balance Sheet or taken into account in computing any corporation tax provision in the Completion Balance Sheet) arising in respect of or as a consequence of or by reference to:

(i)	any income, profits or gains actually or deemed to be earned, accrued or received by the Company or the Subsidiary on or before the date of this Agreement; or

(ii)	any Event occurring or deemed to occur on or before the date of this Agreement; or

(iii)	the failure by any other person connected for Tax purposes with or in the same group as the Company or the Subsidiary for any Tax purpose at any time before the date of this Agreement (the "Pre-Completion Connection") to discharge a liability to Tax which falls on the Company or the Subsidiary as a result of that Pre-Completion Connection for which the Company or the Subsidiary is not primarily liable; or

(iv)	the sale of Sale Shares under this Agreement and any payments to the Seller in respect thereof; or

(v)	arrangements made in connection with the transfer of the Subsidiary to the Company; or

(b)	any liability to Tax of the Company or the Subsidiary arising as a result of:

(i)	any acquisition of a chargeable interest before the date of this Agreement (whether deemed or actual) in relation to which stamp duty land tax compliance (including, but not limited to the preparation and filing of necessary returns, and the payment of any stamp duty land tax due) has not been properly or duly undertaken; or

(ii)	the submission or amendment (or notice of amendment) of any form or notice for stamp duty land tax purposes after the date of this Agreement where a land transaction return was submitted prior to the date of this Agreement calculating stamp duty land tax by reference to an estimate except where such submission or amendment is required as a result of an Event outside of the ordinary course of business of the Company or the Subsidiary after the date of this Agreement which gives rise to or increases any stamp duty land tax;

(c)	the loss of any Relief shown as an asset in the Completion Balance Sheet; or

(d)	any inheritance tax which is at the date of this Agreement or which subsequently becomes as a result in whole or in part of a transfer of value occurring on or before the date of this Agreement a charge or encumbrance on any of the Sale Shares or assets of the Company or the Subsidiary; or

(e)	any liability of the Company or Subsidiary to pay for Group Relief or to repay, in whole or in part, any payment previously made for Group Relief pursuant to any arrangement or agreement entered into prior to the date of this Agreement save for any payment or repayment between the Company and the Subsidiary; or

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(f)	the loss in whole or in part of the right to receive any payment for Group Relief to the extent that such right to payment is provided for as an asset in the Completion Balance Sheet;

together with all reasonable costs and expenses incurred by the Company, the Subsidiary or the Purchaser in connection with any successful claim under paragraph 2.1 (a)-(e) above or in successfully taking any action under this Clause unless provision or reserve in respect of the liability has been made in the Completion Balance Sheet.

2.2	The provisions of Schedule 6 shall, to the extent specifically provided for under that Schedule, apply to the Seller’s liability under this Schedule as if expressly stated herein save that paragraph 6 shall not apply to any liability falling within paragraphs 2.1(a)(iii) and 2.1(a)(v) of this Schedule.

3.	Amount of liability to Taxation

The amount of any liability under paragraphs 2.1(a) and (b) of the Tax Covenant shall be:

(a)	in the case of an actual payment of Tax or loss of a repayment, the amount of the payment or repayment;

(b)	in the case of the loss of a Relief,

(i)	if the Relief is a right to repayment of Tax, the amount of the repayment that is lost,

(ii)	the amount of Taxation saved as a result of the loss of the Relief, if the Relief was set off against Profits or set-off and credited against a liability to pay Taxation,

(iii)	in any other case, the amount of Taxation that would have been saved but for the loss of the Relief on the assumption that the relevant Group Company would have been able to fully utilise the Relief in the accounting period during which the Relief was lost.

4.	Date for payment

4.1	Where the Seller becomes liable to make any payment under the Tax Covenant, the due date for the making of that payment shall be:

(a)	in a case that involves an actual payment of Taxation by any Group Company, the date that is two Business Days before the last date on which the relevant Group Company is liable to pay to the appropriate Tax Authority the Taxation in question in order to avoid incurring a liability to interest or penalties or, if later, five Business Days following a written demand from the Purchaser giving details of the payment in question;

(b)	in the case of the set off or application of any Relief against a liability to Taxation, the date that is the date on which the Taxation saved would otherwise have become payable to the relevant Tax Authority the or, if later, five Business Days following a written demand from the Purchaser giving details of the payment in question;

(c)	in the case of costs and expenses, the date falling five Business Days following the date on which the Sellers’ Representative receives a written demand for such amount from the Purchaser together with a copy of the relevant third party invoice; or

(d)	in any other case, the date falling five Business Days following the date on which the Sellers’ Representative receives a written demand for such amount from the Purchaser.

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5.	Covenant to Seller

5.1	The Purchaser covenants with the Seller to pay to the Seller an amount equal to 2.5% of any Taxation which is assessed on the Seller or on any Seller Associate pursuant to either section 710, CTA 2010 or section 713, CTA 2010 by reason of Taxation assessed on or primarily or directly attributable to the Purchaser, any member of the Purchaser's group, or the Subsidiary, or the Company for any accounting period remaining unpaid provided that this covenant shall not apply to any Taxation in respect of which the Purchaser is entitled to bring a Tax Claim against the Seller or would have been so entitled but for paragraphs 6 (Limitations on liability), 7 (Repayment) and 8 (Over-provisions and Reliefs) below or clause 4.10 of the Agreement (Sellers’ Protections).

5.2	The Seller covenants that he shall make no claim under paragraph 5.1 above to the extent that they shall have recovered the Taxation in question under section 717, CTA 2010) and that to the extent that they recover any amount under paragraph 5.1 they shall not seek to recover payment under section 717, CTA 2010.

6.	Limitations on liability

6.1	The liability of the Seller under the Tax Covenant shall be reduced if and to the extent that the liability shall have been recovered under the Warranties or under any other part of the Tax Covenant or Agreement (and vice versa).

6.2	The Seller shall not be liable to the Purchaser for a Tax Claim in respect of any liability:

(a)	to the extent that provision or reserve in respect of that liability was included in the Completion Balance Sheet or the obligation to make payment or discharge of such liability was otherwise taken into account therein in determining the Consideration;

(b)	to the extent that the liability arises or is increased as a result only of:

(i)	any increase in rates of Taxation;

(ii)	any change in law or in the published practice of any Tax Authority;

(iii)	any change in accounting practice or principles or any change in the bases on which the accounts of the relevant Group Company are prepared except in either case in order to comply with generally accepted accounting practice; or

(iv)	any change in the date to which the relevant Group Company makes up its accounts;

(c)	the liability has been relieved or mitigated because the Seller has procured within a reasonable time for no consideration a surrender of Group Relief to the Company or the Subsidiary, as the case may be;

(d)	such liability would not have arisen but for a voluntary act or omission carried out or effected by the Company, the Subsidiary or the Purchaser at any time after the date of this Agreement, other than any act or omission carried out or effected:

(i)	under a legally binding commitment created on or before the date of this Agreement;

(ii)	in order to comply with any law or in order to comply with generally accepted accounting principles; or

(iii)	in the ordinary and normal course of the business carried on by the Company;

(iv)	that is or was required by law;

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(e)	such liability would not have arisen or would have been reduced but for a failure or omission on the part of the Company, the Subsidiary or the Purchaser after the date of this Agreement to make any claim or election, the making or claiming of which was taken into account in computing the provision or reserve for Taxation in the Completion Balance Sheet;

(f)	there is or is made available to the relevant Group Company (at no cost to the Buyer or the relevant Group Company) to relieve or mitigate such liability to Taxation any Relief arising to the Company or the Subsidiary on or before the date of this Agreement but which is not shown as an asset in the Completion Balance Sheet or taken into account in computing any corporation tax provision in the Completion Balance Sheet;

(g)	the Purchaser or the relevant Group Company has already been compensated in respect of such Liability to Taxation at no cost to the Purchaser or relevant Group Company;

(h)	such Liability to Taxation can be properly and fully discharged out of monies deducted for the purpose from sums payable or paid by any Group Company provided the Company still holds the monies at the date of this Agreement to discharge the Liability to Taxation; or

(i)	it arises or is increased as a consequence of any failure by the Purchaser or the any Group Company to comply with any of their respective obligations under the Agreement in so far as it relates to Taxation.

7.	Repayment

7.1	If the Seller shall make any payment to the Purchaser in relation to any Tax Claim and the Purchaser or any Group Company subsequently receives from any Tax Authority or any person (other than another Group Company) any amount referable to the subject matter of that Tax Claim, the Purchaser shall, once it or any Group Company has received such amount, repay (after deducting the costs and expenses of the Purchaser or any Group Company incurred in recovering such amount and any Taxation payable on it or on any interest) to the Seller either:

(a)	a sum equal to 47.475% of such amount to the Seller; or

(b)	if lesser a sum equal to the Tax Claim paid by the Seller to the Purchaser,

together with any interest paid to the Purchaser or the relevant Group Company in respect of such sum.

8.	Over-provision and Reliefs

8.1	If on or before the fourth anniversary of the date of this Agreement, the auditors for the time being of the relevant Group Company shall confirm in writing (on instruction of the relevant Group Company but at the request and expense of the Sellers) that (applying the same policies, principles and practices as used in preparing the Completion Balance Sheet) any provision for Taxation (excluding any provision for deferred taxation) on the balance sheet in the Completion Balance Sheet (other than by reason of the availability of a Relief arising after the date of this Agreement and ignoring the effect of any change in law made after the date of this Agreement) has proved to be an over-provision and that over-provision reduces a liability to make an actual payment of Tax of the relevant Group Company or the Purchaser (other than a liability for which the Purchaser would be entitled to bring a Tax Claim), then an amount equal to 2.5% of the amount of such over-provision shall be dealt with in accordance with paragraph 8.3.

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Reliefs

8.2	If on or before the fourth anniversary of the date of this Agreement, the auditors for the time being of the relevant Group Company shall confirm in writing (at the request and expense of the Seller) that any liability which has resulted in a payment having been made or becoming due from the Seller under the Tax Covenant will give rise to a Relief for a Group Company (other than a Relief arising after the date of this Agreement) which would not otherwise have arisen, then as and when such Relief reduces a liability to make an actual payment of Tax (other than a liability for which the Purchaser would be entitled to bring a Tax Claim), the amount of that reduction shall be dealt with in accordance with paragraph 8.3 below.

Conduct

8.3	Where it is provided under paragraphs 8.1 or 8.2 that any amount (the "relevant amount") is to be dealt with in accordance with this sub-paragraph:

(a)	the relevant amount shall first be set-off against any payment then due from the Seller under the Tax Covenant;

(b)	to the extent that there is an excess, a refund shall be made to the Seller of any previous payment made by the Seller under the Tax Covenant (to the extent not previously refunded under this paragraph 8) up to the amount of such excess; and

(c)	to the extent that the excess referred to in paragraph 8.3(b) above is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Seller under the Tax Covenant.

8.4	Where any written confirmation referred to in paragraphs 8.1 or 8.2 has been made, the Seller or the Purchaser or the Company may request, at the sole expense of the party making the request, the auditors to review such written confirmation in the light of all relevant circumstances, including any facts which have become known only since such written confirmation, and to certify whether such written confirmation remains correct or whether the amount in such written confirmation should be amended.

8.5	If the auditors certify under paragraph 8.4 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 8.3 as the relevant amount in respect of the written confirmation in question in place of the amount originally included, and such adjusting payment (if any) as may be required shall be made as soon as practicable by the Seller to give effect to the revised amount.

9.	Claims Procedure

9.1	On the Purchaser or the Company becoming aware of a Claim for Taxation which may result in a Tax Claim the Purchaser shall:

(a)	as soon as reasonably practicable (but not as a condition precedent to the making of a Tax Claim) give written notice of that Claim for Taxation to the Sellers’ Representative or, as the case may be, shall procure that the Company forthwith give written notice of that Claim for Taxation to the Sellers’ Representative;

(b)	subject always to the terms of this paragraph 9 and the Seller indemnifying the Purchaser and/or the relevant Group Company to its reasonable satisfaction against all losses, costs, damages and expenses, which may be incurred (and promptly reimbursing any costs actually incurred), procure that the Company take such action and give such information and assistance in connection with the affairs of the Company as the Sellers’ Representative may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim for Taxation; and

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(c)	procure that the Sellers’ Representative is promptly provided with copies of any material correspondence with the Tax Authority.

9.2	The Purchaser shall not be obliged to procure that the relevant Group Company appeals against any tax assessment if, the Sellers’ Representative, having been given written notice of the receipt of that Claim for Taxation in accordance with paragraph 9.1 above, the Purchaser has not within 21 days (or, if there is a statutory time limit of not more than 30 days, within 14 days) thereafter received instructions promptly in writing from the Sellers’ Representative, in accordance with the preceding provisions of this paragraph 9, to make that appeal.

9.3	The Purchaser shall not be obliged to procure that the relevant Group Company take any action under paragraph 9.1 above which involves contesting any matter with any Tax Authority (excluding the authority or body demanding the Tax in question) or any court or tribunal unless the Sellers’ Representative furnishes the Purchaser with the written opinion of Tax Counsel to the effect that the appeal in question will, on the balance of probabilities, succeed. Such Tax Counsel shall be instructed by the Sellers' Representative and at the Seller’s expense but the Sellers’ Representative shall promptly provide the Purchaser with a copy of such instructions and give the Purchaser or its representative a reasonable opportunity to attend any conference with Tax Counsel.

9.4	The Purchaser agrees to delegate the conduct of the submission of any stamp duty land tax documentation or returns (which relate to any period prior to Completion) to any Tax Authority in respect of the Lease of the Property (and any action, negotiations, returns, correspondence or other documentation that follow from any such submission) to the Seller and the Seller’s Representative and paragraphs 9.1(b) and (c) above shall apply as if any such action, documentation, returns, correspondence or negotiations are a “Claim for Taxation” for eh purpose of those paragraphs and paragraph 9.1(b) shall apply as if it includes an agreement to delegate all such matters to the Seller and the Seller’s Representative. The Purchaser agrees, and agrees to procure that the Company, shall not submit any documentation, returns or correspondence to, or enter into negotiations with any Tax Authority in respect of the Lease of the Property without the Seller’s prior written approval, such approval not to be unreasonably withheld.

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10.	Tax Returns

10.1	The Seller or his duly authorised agent shall at the relevant Group Company's expense (to the extent provided for in the Completion Balance Sheet) prepare the corporation tax returns (including all computations and the provision of financial information, together with all necessary claims, elections, surrenders and notices required for such returns) of the Company and the Subsidiary for all the accounting periods ended on the Accounts Date to the extent that they have not been prepared prior to Completion. The Seller or his duly authorised agent shall, at the relevant Group Company’s expense (to the extent provided for in the Completion Balance Sheet) also deal with all matters (including correspondence) relating to such corporation tax returns provided that the Sellers’ Representative shall provide the Purchaser with copies of any correspondence relating to such tax returns prior to submission, and copies of any correspondence from the relevant Tax Authority. The Seller shall give the Purchaser a reasonable opportunity to comment on such correspondence prior to submission and shall take account of the Purchaser’s reasonable comments.

10.2	The Purchaser shall procure that the Company and the Subsidiary shall cause the tax returns mentioned in paragraph 10.1 above to be authorised, signed and submitted to the relevant Tax Authority without amendment or with such amendments as the Sellers’ Representative shall reasonably agree provided that the Purchaser shall not be obliged to procure that the Company or the Subsidiary takes any such action as is mentioned in this paragraph 10 in relation to any tax return that is not true and accurate in all material respects or conflicts with anything agreed in respect of the Completion Balance Sheet.

10.3	The Purchaser shall provide the Sellers’ Representative with a copy of the corporation tax return relating to the accounting period current at Completion at least 28 days prior to the date for submission of that corporation tax return. The Purchaser shall give the Seller a reasonable opportunity to comment on such return prior to its submission to the relevant Tax Authority and shall take account of the Sellers’ Representative reasonable comments in relation to any period ending on or prior to the Completion.

10.4	The Purchaser shall upon reasonable notice (having regard to the circumstances) being given by the Seller procure that the relevant Group Company shall afford such access to such information and is given such assistance as is necessary and reasonable to enable the Seller or his duly authorised agent to prepare those tax returns and conduct matters relating thereto in accordance with the Sellers’ rights under this paragraph 10.

10.5	The Purchaser shall procure that the relevant Group Company shall at the reasonable request of the Sellers’ Representative do all such things which may be reasonably necessary to ensure that full effect is given to any claim, surrender or election made to or by the relevant Group Company and which is reflected or taken into account in the Accounts or the Completion Balance Sheet including for the avoidance of doubt signing and submitting any revised claim, election or surrender and progressing any such claim, surrender or election or revised claim surrender or election with the relevant Tax Authority.

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Schedule 8
Protective Covenants

1.	The Seller covenants with the Purchaser and the Company and the Subsidiary as Third Parties that he shall not:

(a)	for a period of twenty-four calendar months after Completion be concerned in any business carrying on business within the Relevant North London Boroughs that involves the operation of live music venues with a capacity of 500 or more people; or

(b)	for a period of two years after Completion:

(i)	canvass, solicit, induce or attempt to induce any person who is at Completion a director or employee of the Company earning over £50,000 per annum (a “key employee”) to leave the employment of the Company; or

(ii)	employ or attempt to employ any person who is at Completion a director or key employee of the Company; or

(iii)	procure or facilitate the making of an offer of employment to any person who is at Completion a director or key employee of the Company;

(c)	for a period of two years after Completion induce or attempt to induce any person, who is at Completion or has been at any time within the year prior to Completion a supplier of goods or services to the Company, to cease to supply, or to restrict or vary the terms of supply, to that company; or

(d)	for a period of two years after Completion do or say anything which may lead a person to cease to deal with any of the Companies on substantially equivalent terms to those previously offered or at all; or

(e)	after Completion do or say anything which is harmful to the reputation of any of the Companies, their shareholders or their officers; or

(f)	after Completion make use of information of a secret or confidential nature relating to, or to the business or affairs of, any of the Companies; or

(g)	after Completion (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to, or to the business or affairs of, any of the Companies (save in so far as such disclosure may be necessary in order to enable Mint Group Holdings Limited to carry out its duties and obligations under the Transitional Services Agreement); or

(h)	after Completion use or (insofar as he can reasonably do so) allow to be used (except by the any of the Companies) any trade name, trade or service mark, business or domain name, design or logo used by any of the Companies at Completion or any other name, mark, domain name, design or logo intended or likely to be confused with any trade name, trade or service mark, business or domain name, design or logo used by any of the Companies at Completion; or

(i)	after Completion present himself or permit himself to be presented as connected in any way with any of the Companies (save in the normal course of his employment by any of the Companies or as a former owner of Sale Shares in the Company) or as interested in the Shares following Completion.

2.	For the purposes of this schedule:

(a)	a person is concerned in a business if it carries on the business as principal or agent or if:

(i)	he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)	he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

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(iii)	he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iv)	it is concerned or interested in, or otherwise assists the business in any way;

(b)	the restrictions in paragraph 1 apply to actions carried out by the Seller in any capacity and whether directly or indirectly on his own behalf or on behalf of, or jointly with, any other person;

(c)	no regard shall be had to any financial interest of a person in securities which are held for investment purposes only and are listed on a recognised securities exchange if that person, and any person connected with that person (the “Investors”) are together interested in securities which amount to less than 5% of the issued securities of that class and which, in all circumstances, carry less than 5% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities.

3.	Each of the restrictions in each paragraph or sub clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

4.	If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

5.	The Seller acknowledges that the above provisions of this schedule are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Sale Shares.

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Schedule 10
Property

The leasehold property known as Camden Palace Nightclub, Camden High Street, London NW1 0JH.

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Schedule 11
Terms and Conditions

1.	Further Assurance

1.1	On or after Completion, the Seller will at his cost and expense, execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Sale Shares set opposite his name in Schedule 1 (The Seller and Shareholding) in the Purchaser or its assignee.

2.	Confidentiality

2.1	Subject to paragraph 2.2 below the Seller undertakes to the Purchaser (for itself and for each of the Companies as Third Parties) that he will (both before and after Completion):

(a)	not at any time after the date of this Agreement use, divulge or communicate to any person other than to officers or employees of the Companies who need to know the same any Confidential Information which may be in or come to his knowledge; and

(b)	use his reasonable endeavours at the cost of the Purchaser to prevent publication or disclosure of any Confidential Information.

2.2	Paragraph 2.1 shall not apply if and to the extent that the Seller, in disclosing Confidential Information, can demonstrate that:

(a)	such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it (including but not limited to the UK Listing Authority, the London Stock Exchange, the Panel on Takeovers and Mergers and the Serious Fraud Office) and whether or not the requirement has the force of law, provided that the Seller shall promptly notify the Purchaser before such disclosure is made (where it is lawful to do so) and shall co-operate with the Purchaser at the Purchaser’s expense and subject to the Seller being duly secured and indemnified by the Purchaser if the Purchaser wishes to challenge the need for such disclosure or the timing and content of such disclosure; or

(b)	such disclosure is to a professional or financial adviser for the purpose of advising the Seller in connection with the transactions contemplated by this Agreement, provided that such disclosure is necessary for these purposes, such adviser is made aware of the obligations of this paragraph 2 and such adviser is bound by a duty of confidentiality (whether express or implied); or

(c)	the Confidential Information concerned has come into the public domain other than through the fault of any person to whom such Confidential Information has been disclosed in accordance with paragraph 2.1

Provided always that the restrictions contained in this paragraph 2 shall survive Completion and shall continue without limit of time.

3.	Announcements

The Seller and the Purchaser shall as soon as practicable after Completion procure that a joint announcement of the sale and purchase of the Shares in the agreed form is made. Otherwise no announcement shall be made about the deal without the written approval of each of the parties save to the extent that the Purchase is obliged to report to shareholders or is otherwise required by law or the rules of any listing authority in which event the Seller shall be consulted by the Purchase (who shall consider carefully the inclusion of any comments which the Seller may make) prior to the issuing of such announcement.

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4.	Payments

4.1	Unless otherwise expressly stated all payments to be made under this Agreement shall be made in Sterling to the party to be paid by transfer in immediately available funds by telegraphic transfer for the credit of such account in the United Kingdom as the party to be paid may specify or in such other manner as the parties may agree.

4.2	Any payment falling to be made or document falling to be delivered to the Seller under any provision of this Agreement may be made to the Seller’s Solicitors Client Account whose receipt shall be sufficient discharge.

4.3	Each payment to be made by the Seller under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

4.4	In the event that:

(a)	any deduction or withholding is required by law to be made from any sum payable by the Seller to the Purchaser pursuant to this Agreement, the Seller, shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding unless such withholding or deduction is required by reason of the Purchaser being a US entity and which withholding or deduction would not have been required if the Purchaser had been an entity incorporated in the United Kingdom in which event no further sum in respect of such deduction or withholding will be payable by the Seller; and

(b)	any sum paid to the Purchaser pursuant to this Agreement, is or will be chargeable to Tax, the Seller, shall be obliged to pay such further sum as will, after payment of the Tax, leave a sum equal to the amount that would otherwise have been payable if Tax had not been so chargeable.

5.	Costs

5.1	Subject to payment of sums pursuant to the Deed of Reimbursement, each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

6.	Constitution of this Agreement

6.1	This Agreement, together with the documents referred to in it, contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and replaces and extinguishes all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the parties relating to these transactions except to the extent that they are repeated in this Agreement.

6.2	The Seller acknowledges to the Purchaser, and the Purchaser acknowledges to the Seller, that in agreeing to enter into this Agreement they, he or it has not relied on any representation, warranty, undertaking, promise or other assurance (whether contractual or otherwise) given by or on behalf of the other, except the warranties and undertakings set out in this Agreement, and waives all rights and remedies, which, but for this paragraph might be available to them, him or it in respect of any such representation, warranty or other assurance, provided that nothing in this paragraph shall limit or exclude any liability for fraudulent misrepresentation or fraudulent concealment.

6.3	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

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6.4	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

7.	Rights

7.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

7.2	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect its exercise or operate as a waiver in whole or in part.

7.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise or the exercise of any other right, power, privilege or remedy.

7.4	The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

8.	Liabilities

8.1	The Purchaser may release or compromise in whole or in part the liability of any of the Seller under this Agreement or grant any time or other indulgence without affecting its rights or remedies.

9.	Successors and Assigns

9.1	This Agreement shall be binding upon and benefit the successors of the parties but, subject to paragraph 9.2, none of the rights or obligations under this Agreement may be assigned, transferred, sub-licensed, charged or dealt with in any other manner without the prior written consent of all the other parties.

9.2	The Purchaser may, after having given prior written notice to the Seller, assign any or all of its benefits under this Agreement to a member of the Purchaser’s Group Provided Always that:

(a)	if such assignee shall cease to be a member of the Purchaser’s Group, the benefit of this Agreement shall be deemed to have been re-assigned to the Purchaser;

(b)	the liability of the Seller to the assignee shall not be greater than any liability that the Seller would have had for that matter to the Purchaser.

10.	Third Parties

10.1	Except where expressly stated in this Agreement to the contrary:

(a)	a person (other than Oliver Bengough, Hugh Doherty, Laurence Seymour or Mint Group Holdings Limited) who is not a party to this Agreement or any of the documents referred to in this Agreement (or his successors or permitted assignees under paragraph 9) has no rights under the Contract (Right of Third Parties) Act 1999 (the “Act”) or otherwise to enforce or enjoy the benefit of any term of this Agreement; and

(b)	no termination, amendment, compromise, waiver or settlement of this Agreement or any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) require the consent of any person who is not a party to it.

10.2	Each of the Companies shall be entitled under the Act to enforce any term of this Agreement which expressly or by implication confers any benefit on it and each of the persons described in clause 4.6 shall have the benefit of clause 4.6 under the Act.

11.	Illegality

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

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12.	Notices

12.1	Any notice or other document to be served under this Agreement may be delivered or sent by registered or recorded post (or equivalent in any other jurisdiction) to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other parties in accordance with this paragraph.

12.2	Any notice or document shall be deemed to have been served:

(c)	if delivered, at the time of delivery; or

(d)	if posted inland, at 10.00 hours on the second Business Day after it was posted; or

(e)	if posted airmail, at 10.00 hours (local time at the recipient's address) on the fifth Business Day after it was posted.

12.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (first class if UK inland) as a prepaid registered or recorded post (or equivalent in any other jurisdiction) letter.

12.4	The address details of the parties for the purposes of this paragraph are set out in Schedule 9 (Addresses).

13.	Governing law and Jurisdiction

13.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with English law.

13.2	The courts of England have exclusive jurisdiction to settle any dispute or claim ("action") arising out of, or in connection with, this Agreement or its subject matter or formation (including any dispute or claim relating to non-contractual obligations).

13.3	Each party irrevocably waives any right that it may have to object to an action being in such courts on the grounds of venue, on the grounds that an action has been brought in an inappropriate or inconvenient forum or that such courts do not have jurisdiction.

13.4	Each party agrees that without preventing any other mode of service allowed by law, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules in England and Wales) may be served on any party by being delivered to or left for that party at its address for service of notices under Schedule 9 (Addresses).

13.5	TRINAD Capital Master Fund Ltd irrevocably appoints the Purchaser as its agent for service of process in relation to any English court proceedings in connection with this Agreement and any other agreement or document entered into by it in connection with the Agreement.

13.6	Service on the agent (as named above or notified in accordance with this Clause) shall be deemed to be valid service whether or not the process is received by TRINAD Capital Master Fund Ltd.

13.7	If the agent changes its address to another address in England, TRINAD Capital Master Fund Ltd shall within five Business Days notify the other parties 1 of the new address.

13.8	If the agent ceases to be able to act as agent or to have an address in England, TRINAD Capital Master Fund Ltd shall within five Business Days notify the Seller of the appointment of a new agent acceptable to the Seller, failing which the Seller may serve proceedings on TRINAD Capital Master Fund Ltd by an advertisement in the Financial Times newspaper stating how TRINAD Capital Master Fund Ltd may obtain a copy of the proceedings. The proceedings shall be deemed to be served on the date of publication of the advertisement.

Nothing in any of this Agreement or any other agreement entered into by TRINAD Capital Master Fund Ltd in connection with this Agreement shall affect the Seller’s right to serve process in any other manner permitted by law.

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Schedule 12
Definitions and Interpretation

1.	Definitions

In this Agreement, unless the context otherwise requires:

"Accounts" means all or any one of:

(c)	the audited balance sheet of the Subsidiary; and

(d)	the audited profit and loss account of the Subsidiary;

together with the notes to such accounts and the directors reports and the other documents required by law to be annexed thereto;

"Accounts Date" means 31 March 2013;

"agreed form" means, in relation to any document, the form of that document which has been agreed and initialled by or on behalf of the Seller and the Purchaser for the purpose of identification immediately prior to the signing of this Agreement;

"Business Day" means any day other than a Saturday or a Sunday or public holiday in England;

"Companies" means the Company and the Subsidiary;

"Companies Act" means Companies Act 2006 and all other statutes and subordinate legislation from time to time in force concerning companies and other bodies corporate;

"Company" has the meaning given to it in Recital (A);

"Completion" means completion of the sale and purchase of the Shares in accordance with Clause 3;

"Completion Date" means the date of this Agreement;

"Confidential Information" means all information in any medium or format of a confidential nature which (i) relates to the Purchaser or (ii) is used in or otherwise relates to any of the Companies or their business, including but not limited to:

(a)	the accounts, finance or contractual arrangements or other dealings, transactions or affairs or officers, employees or contractors of any of the Companies;

(b)	the marketing and supply of goods or services, including customer and supplier names and lists and other details of customers and suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(e)	future projects, business development or planning, commercial relationships and negotiations;

“Deed of Subordination” means a deed of subordination in the agreed form to be entered into between JJAT Corporation (1) the Guarantors (2) the Purchaser and (3) and the Seller, Hugh Doherty and Laurence Seymour in relation to the subordination of any sums owed to JJAT Corporation, its subsidiaries and/or the Guarantor behind the Deferred Consideration which will rank in priority in all respects to such sums as regards payment;

"Deferred Consideration Payment Date" means 31 March 2014;

“Deferred Share” means a deferred ordinary share of £0.05 in the Company;

"Disclosed" means disclosed in accordance with Clause 4.3;

"Disclosure Letter" means the letter in the agreed form from the Seller to the Purchaser of the same date as this Agreement and which has been delivered to the Purchaser prior to the signing of this Agreement;

"Employment Legislation" means legislation applying in England and Wales affecting contractual or other relations between employers and their current or former employees or workers or applicants for employment or engagement including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any employee, officer or worker;

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"Encumbrance" includes any claim, interest or equity of any person (including any right to acquire, option or right of pre-emption), any debenture, mortgage, charge, pledge, lien, deposit by way of security, restriction, assignment, hypothecation, security interest, option, right of pre-emption or assignment or factoring or similar agreement (including any created by law), title retention or transfer or other security or preferential agreement or arrangement, and any rental, bill of sale, hire purchase, credit sale or other agreement for payment on deferred terms or any agreement or commitment to give or create any of the foregoing;

"Group Relief" means:

(a)	any relief capable of being surrendered or claimed pursuant to Part 5 of the Corporation Tax Act 2010; or

(b)	any Tax refund capable of being surrendered or claimed pursuant to Section 963 of the Corporation Tax Act 2010 (previously section 102 of the Finance Act 1989); or

(c)	the notional transfer of any asset or reallocation of a gain or loss in accordance with section 171A or section 179A of the Taxation of Chargeable Gains Act 1992 or any reallocation of a gain in accordance with section 792 of the Corporation Tax Act 2009 (previously paragraph 66 of Schedule 29 to the Finance Act 2002); or

(d)	any relief the subject of a surrender of eligible unrelieved foreign tax in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (S.I. 2001 No. 1163); or

(e)	any other relief available to be transferred or surrendered between or claimed from other members of a group for Tax purposes;

“holding company” means a holding company as defined for the purpose of the definition of “subsidiary”;

"Immigration Acts" means the Asylum & Immigration Act 1996 and the Immigration, Asylum and Nationality Act 2006 together with any Statutory Instrument or Order made by a Secretary of State in exercise of powers conferred by such acts and any related or accompanying guidance issued by the UK Border Agency or other UK Government Department responsible for immigration from time to time;

"Intellectual Property Rights" means:

(a)	patents, designs, trade marks and trade names (whether registered or unregistered), copyright and related rights, database rights, know how and confidential information;

(b)	all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and

(c)	applications, extensions and renewals in relation to any such rights;

"Lease" means the lease under which the Property is held;

"Key Warranties" means the warranties in paragraphs 3, 6, 8.1, 8.2, 8.4, 11.2 and 12.2;

"Losses" means " means direct losses, liabilities (including tax), damages, costs, expenses, fines, penalties, legal and other professional fees and costs incurred before, on or after Completion but shall exclude any indirect losses, consequential losses or indirect loss of profits;

"Management Accounts" means the unaudited profit and loss accounts of the Subsidiary and the unaudited balance sheet of the Subsidiary (copies of which are attached to the Disclosure Letter) for each month starting on the day after the Accounts Date and ending on 31 December 2013;

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"Minority Interests Share Sale Agreement" means the agreement in the agreed form, to be entered into between Hugh Doherty, Laurence Seymour and the Purchaser, pursuant to which the Purchaser shall acquire and Hugh Doherty and Laurence Seymour shall sell to the Purchaser the Minority Interest Shares;

“Minority Interest Shares” means the shares in the Company registered in the names of Hugh Doherty and Laurence Seymour as identified in Part One of Schedule 2.

“Negative Pledge and Charge Agreement” means the Deed in the agreed form pursuant to which TRINAD Capital Fund GP Limited agrees that it will not undertake various actions as set out therein in relation to the assets referred to therein without the prior consent of the Seller and, thereafter, will, if required and at the request of the Seller grant a charge in favour of the Seller in relation to the assets referred to therein;

"parties" means the parties to this Agreement and includes their respective successors and permitted assigns;

"proceedings" means any action or proceedings before a court or tribunal or a statutory, governmental or regulatory body (including an arbitration) which has the power and authority to hear such action and who have statutory power to deliver and to enforce any judgement that such body may deliver;

"Property" means the property described in Schedule 10;

“Proven Claim” means a Warranty Claim or claim under the Tax Covenant against the Seller which is either agreed by the Seller or otherwise finally determined or resolved by a court or tribunal from which no leave to appeal is permitted where such determination is in favour of the Purchaser and which results in a liability being established against the Seller;

"Purchaser’s Group" means any of the following from time to time: the Purchaser, the Guarantor, Loton Corporation and any entity controlled or under common control of any of them (including without limitation their subsidiaries and subsidiary undertakings and any holding company of the Purchaser, the Guarantor or Loton Corporation and all other subsidiaries and subsidiary undertakings of any holding company of the Purchaser, including the Companies, the Guarantor or Loton Corporation) and “member of the Purchaser’s Group” shall be construed accordingly;

"Purchaser's Solicitors" means Wragge & Co LLP, 3 Waterhouse Square, 142 Holborn, London EC1N 2SW;

“Purchaser’s Solicitors Client Account” means the client account of Wragge & Co LLP held with Lloyds Bank PLC;

“Relevant North London Boroughs” means the London Boroughs of Camden, Islington, Hackney and Haringey;

"Relief" shall include any loss, relief, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax;

"Seller’s Solicitors" means Peter Martin of Hollow Combe, Dome Hill Park, Sydenham Hill, London SE26 6SP;

“Seller’s Solicitors Client Account” means the client account of Berwin Leighton Paisner LLP held;

"Sale Shares" has the meaning given to it in Recital (B);

"Subsidiary" means the company, brief particulars of which are set out in Part 2 of Schedule 2 (Corporate Particulars);

“subsidiary” mean, in relation to a company (the “holding company”) any company in which the holding company (or persons acting on its behalf) controls either:

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(a)	a majority of the voting rights exercisable at shareholder meetings of that company; or

(b)	the right to appoint or remove a majority of its board of directors,

and any company which is a subsidiary of another company is also a subsidiary of that company's holding company;

"Tax" or "Taxation" means:

(a)	any and all forms of taxes, contributions, levies, imposts, duties or charges in the nature of taxation and all withholdings or deductions in respect thereof of any nature whenever created or imposed and whether of the United Kingdom or elsewhere (including for the avoidance of doubt any liability under section 455 of the Corporation Tax Act 2010 and employee and employer National Insurance Contribution liabilities in the United Kingdom and corresponding obligations elsewhere) chargeable by or accountable or payable to or imposed by, any Tax Authority and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person; and

(b)	all charges, interest, penalties, surcharges and fines incidental or relating to any Taxation falling within (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation;

"Taxation Authority" means HM Revenue and Customs or any other taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect any tax;

"Tax Warranties" means each and every warranty contained in the Part of Schedule 3 (Warranties) entitled "Taxation";

"Tax Covenant" means the provisions of Schedule 7 (Tax Covenant);]

"Third Party" means any person in whose favour any right or benefit under this Agreement is extended by the express use of the term "Third Party", in which case the terms of paragraph 10 of Schedule 11 (Terms and Conditions) shall apply;

“Transitional Services Agreement” means the agreement to be entered into between Mint Group Holdings Limited (1) and the Subsidiary (2) and to be delivered at Completion;

"Warranties" means all and any of the warranties set out in Clause 4 and Schedule 3 (Warranties);

"Warranty Claim" means a claim by the Purchaser the basis of which is that any of the Warranties is, or is alleged to be untrue or inaccurate; and

2.	Interpretation

In, and for the purposes of, this Agreement unless the context otherwise requires:

2.1	Gender, Number, Persons etc.

(a)	The masculine gender shall include the feminine and vice versa.

(b)	References to any person shall include any individual, body corporate and unincorporated association.

(c)	References to a company include any company and body corporate, wherever incorporated, and includes any limited liability partnership under the law of the United Kingdom.

(d)	References to any party include a reference to the estate, legal personal representative, successor, or permitted assigns of that party.

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(e)	A person shall be deemed to be connected with another if that person is connected with that other within the meaning of section 993 Income Tax Act 2007 and section 1122 Corporation Tax Act 2010.

2.2	Currency

(c)	Sterling is the sole currency of account and payment for all sums payable under or in connection with this Agreement, including damages.

2.3	Concerning Warranties

Where any statement is qualified by the expression "so far as the Seller is aware" or "to the best of the Seller’s knowledge information and belief" or any similar expression that statement shall be deemed to include an additional statement that it has been made after having made (or authorised the making of) diligent enquiry of each of Oliver Bengough, Hugh Doherty, Laurence Seymour but having made no other enquiry;

2.4	Parts of this Agreement

(a)	Except where the contrary is stated, any reference to a Clause or Schedule or Annexure is to a Clause or Schedule or Annexure of this Agreement.

(b)	The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

(c)	The Schedules and Annexures form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement.

2.5	Companies

(a)	A "subsidiary undertaking" or "parent undertaking" has the meaning given in section 1162 of the Companies Act 2006 and a "subsidiary" or "holding company" is to be construed in accordance with section 1159 of the Companies Act 2006.

(b)	References to "Group" in relation to any company mean that company, its subsidiaries, its holding companies and every subsidiary of each such holding company from time to time; and

(c)	Terms defined in part 38 of the Companies Act 2006 (as applicable) shall bear the same meanings in this Agreement.

2.6	Statute and Law

References to any enactment shall include (i) that enactment as respectively amended, modified, consolidated or re-enacted from time to time, and (ii) any enactment which that enactment re-enacts (with or without modification) and (iii) any subordinate legislation made under that enactment (as so amended, modified, consolidated or re-enacted) in each case before the date of this Agreement, provided always that any such amendment, modification, consolidation or enactment or re-enactment or subordinate legislation shall not result in any new liability or any increase in any liability which would not otherwise have arisen under the original legislation or statute.

2.7	Certain words

Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.

2.8	Canons of Construction

The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

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(c)	General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general terms.

2.9	Certain Implied Terms

The Law of Property (Miscellaneous Provisions) Act 1994 applies to the disposition of the Shares and any other property made under or pursuant to this Agreement, save that:

(a)	the word "reasonably" shall be deleted from the covenant set out in Section 2(1)(b) of that Act;

(b)	the covenant set out in Section 3(1) of that Act shall not be qualified by the words "other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about"; and

(c)	the provisions of Section 6(2) of that Act are excluded from this Agreement.

3.	Language

The English language is the language of choice of the parties in relation to this Agreement; notices, demands and other communications given in connection with this Agreement shall be in the English language and if this Agreement is translated into any language other than English, the English language text shall prevail.

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Executed as a deed by	)
ALEX RUTHERFORD	)
in the presence of:
Witness name:

Signature of witness:

Address:

Occupation:

Executed as a deed by KOKO (CAMDEN)
LIMITED acting by a director
in the presence of:
Witness name:
Signature of witness:

Address:

Occupation:

Executed as a deed by	)
OLIVER BENGOUGH	)
in the presence of:	)
Witness name:

Signature of witness:

Address:

Occupation:

Executed as a deed by TRINAD CAPITAL	)
MASTER FUND LTD acting by a director	)
in the presence of:	)
Witness name:

Signature of witness:

Address:

Occupation:

)
)
)
Executed as a deed by OBAR CAMDEN	)
LIMITED acting by a director	)
in the presence of:	)

Witness name:

Signature of witness:

Address:

Occupation: